CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

ASSET PURCHASE AGREEMENT

by and between

Bellicum Pharmaceuticals, Inc.

and

The University of Texas M. D. Anderson Cancer Center

Dated as of November 21, 2023

-i-

Table of Contents
(continued)

-ii-

SCHEDULES

Schedule 2.1.2(a)	Specified License Agreements
Schedule 2.1.2(b)-1	Assumed Contracts
Schedule 2.1.2(b)-2	Patents and Patent Applications
Schedule 2.1.2(c)	Seller IP
Schedule 2.1.2(d)	Books and Records
Schedule 2.1.2(e)	Specified Program Inventory
Schedule 2.1.2(f)	Governmental Authorizations
Schedule 2.1.2(g)	Regulatory Approvals
Schedule 4.7.1	Pre-Closing Period SLA Terms
Schedule 6.2.6	Required Consents

EXHIBITS

Exhibit A	Waiver Agreement
Exhibit B	Form of Assignment and Bill of Sale
Exhibit C	Form of Patent Assignment
Exhibit D	Form of Trademark Assignment
Exhibit E-1	Form of Consent to Assignment (Licenses)
Exhibit E-2	Form of Consent to Assignment (Vendor)
Exhibit E-3	Form of Consent to Assignment (ISCTA)

iii

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) is made and executed as of November 21, 2023 (the “Execution Date”), by and between Bellicum Pharmaceuticals, Inc., a Delaware corporation (“Seller”) and The University of Texas M. D. Anderson Cancer Center, an institution of higher education and an agency of the State of Texas (“Purchaser”). Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, the Transferred Assets (as defined below), in each case, upon the terms and subject to the conditions of this Agreement (the “Acquisition”);
WHEREAS, in consideration of the Acquisition, Purchaser will assume the Assumed Liabilities (as defined below) and deliver to Seller the Purchase Price (as defined below), in each case, upon the terms and subject to the conditions of this Agreement;
WHEREAS, the Board has unanimously (i) determined that this Agreement, the Acquisition and the other transactions contemplated hereby are fair to, and in the best interests of Seller and its stockholders, and declared it advisable, to enter into this Agreement with Purchaser; (ii) adopted resolutions approving this Agreement, the Acquisition and the consummations of the other transactions contemplated hereby and recommending to the stockholders of Seller the adoption of a resolution approving the sale of substantially all of Seller’s assets pursuant to, and on the terms and conditions set forth in, this Agreement (such recommendation by the Board, the “Board Recommendation”) pursuant to the DGCL (as defined below); and
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, certain securityholders of Seller have entered into an agreement with Seller (the “Waiver Agreement”), a copy of which is attached as Exhibit A, pursuant to which such securityholders have, among other things, (i) consented to and approved this Agreement and the transactions contemplated hereby, including the Acquisition, and (ii) waived on behalf of Seller’s preferred stockholders certain rights in respect of the Acquisition and dissolution of Seller, including the right of Seller’s preferred stockholders to receive payment of any portion of the liquidation preference applicable to Seller’s Series 1 Redeemable Convertible Non-Voting Preferred Stock from the proceeds and other assets to be received by Seller pursuant to this Agreement.
NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1    DEFINITIONS
1.1    Certain Defined Terms. As used herein, the following terms shall have the following meanings:
“Acquisition” has the meaning set forth in the preamble hereto.
“Acquisition Proposal” means any proposal (other than a proposal or offer by Purchaser or any of its Affiliates or in respect of the BPX Programs or as permitted pursuant to Section 4.7) for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (x) a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 20% of the outstanding shares of any class of voting securities of Seller or (y) Seller issues securities representing more than 20% of the outstanding shares of any class of voting securities of Seller; (ii) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any of the Transferred Assets (or any portion thereof); or (iii) any liquidation or dissolution of Seller.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this Agreement, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, each of (i) The University of Texas System and (ii) The UT Board of Regents is an Affiliate of Purchaser.
“Agreement” has the meaning set forth in the preamble hereto.
“Alternative Acquisition Agreement” has the meaning set forth in Section 5.6.3.
“Ancillary Agreements” means the Assignment and Bill of Sale, the Patent Assignment, the Trademark Assignment, and any other agreements, documents, or certificates to be executed and delivered by a Party in connection with this Agreement and the Acquisition.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 as amended (15 U.S.C. §§78dd-1, et seq.), the USA PATRIOT Act, the UK Bribery Act 2010, or any other applicable anti-corruption, anti-bribery, anti-kickback, anti-money laundering, anti-terrorist financing, or similar applicable Law.
“Assignment and Bill of Sale” means the assignment and bill of sale in substantially the form attached hereto as Exhibit B.
“Assumed Contracts” has the meaning set forth in Section 2.1.2(b).
“Assumed Liabilities” has the meaning set forth in Section 2.1.4(a).
“Audited Financial Statements” has the meaning set forth in Section 3.1.5.
“Board” means the Board of Directors of Seller.
“Board Recommendation” has the meaning set forth in the preamble hereto.
“Books and Records” means all books, records, files and documents related to any Specified Programs or any Transferred Assets (including research and development, data, supplier lists, consultant reports, physician databases and correspondence (excluding invoices), complaint files and adverse drug experience files, correspondence with, to or from Regulatory Authorities or research ethics committee, including all applications, supporting files, writings, data, studies and reports relating thereto or to any Regulatory Approvals, and, to the extent not originals, true and complete copies of all files relating to the filing, prosecution, issuance, maintenance, enforcement or defense of any Intellectual Property Rights, including written Third Party correspondence, records and documents related to research and pre-clinical and clinical testing and studies for any Specified Program conducted by or on behalf of Seller, including laboratory and engineering notebooks, procedures, tests, dosage, criteria for patient selection, safety and efficacy and study protocols, investigators brochures and all vigilance and other safety records) in all forms, including electronic, in which they are stored or maintained, and all data and information included or referenced therein, in each case that are licensed, owned or controlled by or otherwise in the possession of Seller.
“BPX Programs” means each program of research and development on or prior to the Closing Date with respect to (a) BPX-601 GoCAR-T targeting prostate stem cell antigen (PSCA) and (b) BPX-603 dual-switch GoCAR-T targeting human epidermal growth factor receptor 2 (HER2).
“BPX Programs Agreement” means any agreement entered into with any Third Party related to the BPX Programs, other than any Pre-Closing Period SLA that includes a license of Specified Technology for use with BPX-601 GoCAR-T targeting prostate stem cell antigen (PSCA).
“Business Day” means any day other than Saturday, Sunday, public holiday, or a day on which banking institutions in New York, New York are authorized or required by Law to be closed.
“Change in Recommendation” has the meaning set forth in Section 5.6.3.
“Chapter 2260” has the meaning set forth in Section 8.1.4.
“Closing” has the meaning set forth in Section 2.4.1.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Confidentiality Agreement” means that certain Non-Disclosure and Confidentiality Agreement, dated March 23, 2023, by and between Seller and Purchaser.
“Consent to Assignments” has the meaning set forth in Section 4.8.
“Contract” means any written or oral agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.
“Copyright” means all copyrights, including all rights to make copies, distribute, perform, make derivative works, or as otherwise set forth in applicable Laws, and any other rights in copyrightable works, copyright registrations, or any application therefor and all extensions, restorations, reversions and renewals of any of the foregoing.
“DGCL” means the Delaware General Corporation Law, as amended.
“Domain Names” means any and all internet or global computing network addresses or locations, including all generic top-level domains and country code top-level domains.
“Employee Plan” means any salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and each other employee benefit plan or arrangement sponsored, maintained, contributed to or required to be contributed to by Seller for the benefit of any current or former employee of Seller or with respect to which Seller has any liability.
“Encumbrance” means any lien (statutory or otherwise), pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“End Date” has the meaning set forth in Section 7.2.1.
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, including any academic universities and public health institutions.
“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
“Errant Assets” has the meaning set forth in Section 5.1.3.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Assets” has the meaning set forth in Section 2.1.3.
“Excluded Contracts” has the meaning set forth in Section 2.1.3(c).
“Excluded Liabilities” has the meaning set forth in Section 2.1.4(b).
“Execution Date” has the meaning set forth in the preamble hereto.
“Exploit” or “Exploiting” means to make, have made, import, use, sell, offer for sale, or otherwise dispose of, including to research, develop, register, modify, enhance, improve, manufacture, have manufactured, store, formulate, optimize, export, transport, distribute, commercialize, promote, market, have sold or otherwise dispose of.
“Exploitation” means the act of Exploiting a compound, product or process.
“FDA” means the United States Food and Drug Administration.
“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, and all related rules, regulations and guidance (including, without limitation, the regulations promulgated in title 21 of the Code of Federal Regulations).

“Financial Statements” has the meaning set forth in Section 3.1.5.
“Form 8-K” has the meaning set forth in Section 5.7.2.
“Fundamental Representations” means Section 3.1.1, Section 3.1.2, Section 3.1.3 (but excluding subsection (c) thereof), Section 3.1.4(a) (but excluding clauses (2) and (3) thereof), and Section 3.1.18 (but excluding subsection (c) thereof).
“GAAP” means accounting principles and practices generally accepted in the United States, as in effect on the Execution Date.
“Government Official” means (a) any officer or employee of any Governmental Body, (b) any Person acting in an official capacity on behalf of a Governmental Body, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Body, (d) any officer or employee of a public international organization, such as the World Bank or the United Nations, (e) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party or (f) any candidate for political office.
“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, listing, approval or authorization (including any supplement or amendment thereto) issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.
“Governmental Body” means any: (a) nation, supranational, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body.
“Hazardous Materials” means any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.
“Information Statement” has the meaning set forth in Section 3.1.17.
“Insurance Policies” has the meaning set forth in Section 3.1.14.
“Intellectual Property Rights” means, collectively, all past, present and future rights of the following types, under the Laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, Copyrights, moral rights, firmware and software (including source code, executable code, protocols, application programming interfaces, user interfaces and related documentation), all websites and social media accounts (including login credentials), data, databases, and mask works; (b)  Trademarks, Domain Names and URLs and similar rights and any goodwill associated therewith; (c) trade secrets and confidential business information, know how, inventions (whether or not patentable), invention disclosures, methods, processes, compositions, technical data, research results, confidential ideas, protocols, specifications, techniques and other forms of technology, and improvements to any of the foregoing; (d) Patents and industrial property rights; (e) rights of privacy and publicity; (f) rights in or relating to administrative prosecution, registration, recordation or other administrative proceeding, renewals, extensions, combinations divisions, and reissues of, and applications for, any of the rights referred to in subsection (a) through (e); (g) all other proprietary and intellectual property rights; (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium); (i) the exclusive right to display, reproduce, and create derivative works based on any of the foregoing; and (j) except for [***], all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.
“Intervening Event” means any material event, occurrence, fact, condition, change, development or effect that (i) was not known to, or reasonably foreseeable by, the Board prior to the execution of this Agreement, which material event, occurrence, fact, condition, change, development or effect becomes known to, or reasonably foreseeable by, the Board prior to the receipt of the Stockholder Approval, (ii) does not relate to (A) an Acquisition Proposal, (B) any actions taken pursuant to this Agreement, or (C) (1) any changes in the market price or trading volume of Seller or (2) Seller meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that with respect to each of clause (1) and clause (2) the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining an Intervening Event to the extent otherwise satisfying this definition), and (iii) relates to common law fraud as defined under the Laws of the State of Delaware by or on behalf of Purchaser.
“IRS” means the Internal Revenue Service.
“Later Discovered Contract” has the meaning set forth in Section 5.5.
“Latest Balance Sheet” has the meaning set forth in Section 3.1.5.
“Law” means any federal, state, local, municipal, foreign or other Law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
“Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding, mediation (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Liabilities” means any debts, liabilities, obligations, commitments, claims or complaints, whether accrued or fixed, known or unknown, fixed or contingent, determined or determinable (including all adverse reactions, recalls, product and packaging complaints and other liabilities) and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto.
“Material Adverse Effect” means an event, fact, condition, occurrence, change or effect that is, or would reasonably be expected to, (a) be materially adverse to the Transferred Assets or the Assumed Liabilities, individually or in the aggregate, or (b) prevent or materially impede or delay the consummation by Seller of the transactions contemplated hereby; provided, however, that none of the following, and no events, facts, conditions, occurrences, changes or effects resulting from the following, shall be deemed (individually or in combination) to constitute, or shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (i) political or economic conditions or conditions affecting the capital or financial markets generally; (ii) conditions generally affecting any industry sector in which the Specified Programs or the Transferred Assets primarily relate; (iii) any changes or proposed changes in applicable Law or GAAP (or any corresponding applicable accounting standards in any jurisdiction outside the United States); (iv) any hostility, act of war, sabotage, terrorism or military actions, or any escalation of any of the foregoing; (v) any hurricane, flood, tornado, earthquake, pandemic or other natural disaster or force majeure event; (vi) the public announcement of the execution of this Agreement or the pendency or consummation of the transactions contemplated hereby, including any disruption in (or loss of) supplier, distributor, partner or similar relationships resulting therefrom; (vii) the failure of Seller to achieve any financial projections, predictions or forecasts (provided, that the underlying causes of such failure shall not be excluded); (viii) any effect related to wind-down activities of Seller or its subsidiaries associated with the termination of its research and development activities (including the termination of ongoing contractual obligations relating to Seller’s or its subsidiaries’ current products or product candidates, including the BPX Programs, or the sale, assignment, transfer or any other disposition of the BPX Programs to a Third Party), in each case, to the extent such activities do not directly impact the Transferred Assets or the Assumed Liabilities; and (ix) the failure to take any action that Seller or any of its Affiliates have requested the consent of Purchaser to take pursuant to this Agreement and for which Purchaser did not grant such consent or the taking of any action by Seller or any of its Affiliates that is expressly contemplated by this Agreement.
“Omitted Assets” has the meaning set forth in Section 5.1.2.
“Ordinary Course of Business” means the ordinary course of business, including with regard to nature, frequency and magnitude, and otherwise consistent with past practice, and the Ordinary Course of Business of Seller shall also include actions required to effect the winding down of Seller’s prior research and development activities (including the termination of ongoing contractual obligations relating to Seller current products or product candidates, including the BPX Programs, or the sale, assignment, transfer or any other disposition of the BPX Programs to a Third Party), in each case, to the extent such activities do not directly impact the Transferred Assets or the Assumed Liabilities or in connection with the negotiation, execution and delivery of any Pre-Closing Period SLA described in Section 4.7.1.
“Party” and “Parties” have the meaning set forth in the preamble hereto.
“Patent Assignment” means that certain Assignment of Payments in substantially the form attached hereto as Exhibit C.
“Patents” means national, regional and international patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other action by a Governmental Body which provides rights beyond the original expiration date of any of the foregoing.
“Permitted Encumbrance” means (a) any Encumbrance that arises out of Taxes not yet due and delinquent or the validity of which is being contested in good faith by appropriate proceedings and reserved on the Financial Statements, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the Ordinary Course of Business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract Law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the Ordinary Course of Business) and (c) non-exclusive licenses of Intellectual Property Rights granted in the Ordinary Course of Business.
“Person” means any individual, Entity or Governmental Body.
“Post-Closing Tax Period” has the meaning set forth in Section 3.1.13.
“Pre-Closing Period” has the meaning set forth in Section 4.1.
“Pre-Closing Period SLA” has the meaning set forth in Section 4.7.1.
“Pre-Closing Straddle Period” has the meaning set forth in Section 5.3.1.
“Pre-Closing Tax Period” has the meaning set forth in Section 5.3.1.
“Proposed Tax Allocation” has the meaning set forth in Section 5.3.4.
“Purchase Price” has the meaning set forth in Section 2.3.
“Purchaser” has the meaning set forth in the preamble hereto.
“Purchaser Material Adverse Effect” means any event, fact, condition, occurrence, change or effect that prevents or materially impedes or delays the consummation by Purchaser of the transactions contemplated hereby.
“Regulatory Approvals” means all licenses, permits, certificates, clearances, exemptions, approvals, consents and other authorizations that Seller owns, holds or possesses, including those prepared for submission to or issued by any Regulatory Authority or research ethics committee (including pre-market notification clearances, pre-market approvals, investigational device exemptions, non-clinical and clinical study authorizations, product re-certifications, manufacturing approvals and authorizations, CE Mark certifications, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent), that are required for or relate to the Transferred Assets or the Exploitation of the Transferred Assets, including Rivogenlecleucel IND 15243, Rimiducid drug product DMF 27117 and Rimiducid drug substance DMF 27424.
“Regulatory Authority” means any Governmental Body that is concerned with the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceutical products, medical products, biologics or biopharmaceuticals, including the Specified Programs.
“Representatives” means, with respect to any Person, its officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.
“Rimiducid” means the small molecule activation compound covered by or within the scope of the Transferred Assets.
“SEC” means the Securities and Exchange Commission.
“Seller” has the meaning set forth in the preamble hereto.

“Seller Disclosure Schedule” means the disclosure schedule that has been prepared by Seller in accordance with the requirements of this Agreement and that has been delivered by Seller to Purchaser on the Execution Date.
“Seller Healthcare Laws” has the meaning set forth in Section 3.1.11(a).
“Seller IP” means all Patents, Trademarks, Copyrights, and other Intellectual Property Rights, in each case, (a) that are owned by Seller that (i) are necessary or useful to any Specified Program or to the Transferred Assets, or for the Exploitation thereof or (ii) were acquired, conceived, reduced to practice or otherwise made or used in connection with any Specified Program or otherwise incorporated in any embodiment of any Specified Program.
“Sellers’ Knowledge” means the actual knowledge of [***], [***] and [***], and such knowledge such Person would have had after having made a reasonable investigation as to the relevant matter.
“Specified License Agreements” means the non-exclusive licenses granted by Seller to a Third Party with respect to the Specified Technology, including any Pre-Closing Period SLA described in Section 4.7.1.
“Specified Programs” means each program of research and development on or prior to the Closing Date with respect to (a) the Specified Technology or (b) the Exploitation thereof; but, for the avoidance of doubt, “Specified Programs” excludes the BPX Programs.
“Specified Programs Contract” has the meaning set forth in Section 5.5.
“Specified Program Inventory” means all inventories set forth on Schedule 2.1.2(e).
“Specified Technology” means (a) CaspaCIDe (inducible caspase-9), the Rimiducid-inducible safety switch designed to abrogate high-grade adverse events associated with genetically-modified cell therapies, (b) inducible MyD88/CD40 (iMC), the Rimiducid-inducible activation switch designed to enhance effector cell proliferation and persistence and to resist exhaustion and inhibitory signals, (c) dual-switch GoCAR-T, incorporating both iMC and a modified rapalog-inducible caspase-9 safety switch and (d) Rimiducid.
“Straddle Period” has the meaning set forth in Section 5.3.1.
“Stockholder Approval” has the meaning set forth in Section 3.1.2.
“Stockholders Meeting” has the meaning set forth in Section 5.7.1.
“Superior Proposal” means any bona fide, binding, written Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to 50%) on terms which the Board determines in its good faith judgment, after consultation with outside counsel, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to the Seller’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account the time likely to be required to consummate such Acquisition Proposal).
“Tax” or “Taxes” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, transfer tax, ad valorem tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff or duty in the nature of a tax, including any interest, penalty or additional amounts related to any tax, imposed, assessed or collected by or under the authority of any Governmental Body.
“Tax Return” means any return (including any information return), report, statement or declaration filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.
“Third Party” means any Person other than Seller, Purchaser and their respective Affiliates and successors and permitted assigns.
“TPIA” means the Texas Public Information Act, Chapter 552, Texas Government Code.
“Trademark” means any word, name, symbol, color, product shape, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, product configuration, logo or business symbol, whether or not registered and all goodwill associated therewith.
“Trademark Assignment” means that certain Assignment of Trademarks in substantially the form attached hereto as Exhibit D.
“Transferred Assets” has the meaning set forth in Section 2.1.2.
“Unaudited Financial Statements” has the meaning set forth in Section 3.1.5
“Upfront Fee” [***].
“UT Board of Regents” means The Board of Regents of The University of Texas System.
“Waiver Agreement” has the meaning set forth in the preamble hereto.
1.2    Interpretation. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein does not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its successors and permitted assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; and (g) references to monetary amounts are denominated in United States Dollars.
ARTICLE 2    SALE AND PURCHASE
2.1    Sale and Purchase; Transferred Assets; Assumed Liabilities.
2.1.1    Sale and Purchase. Upon the terms and subject to the conditions of this Agreement, at and effective as of the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, free and clear of all Encumbrances, other than Permitted Encumbrances, and Purchaser shall purchase, acquire and accept from Seller all of Seller’s right, title and interest in, to and under all of the Transferred Assets.
2.1.2    Transferred Assets. The term “Transferred Assets” means all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible, wherever located and whether now existing or hereafter acquired that relate to, or are used or held for use in connection with, the Specified Programs, including all of Seller’s right, title and interest in, to and under the following assets as of the Closing Date:
(a)    subject to Section 4.8, the Specified License Agreements and any other licenses with respect to the Specified Programs, including those set forth on Schedule 2.1.2(a) and all rights thereunder, except as described in Section 2.1.3(a) below;
(b)    subject to Section 4.8, the Contracts set forth on Schedule 2.1.2(b)-1, including all rights, including without limitation, all rights to the patents and patent applications listed in Schedule 2.1.2(b)-2, thereunder (together with the Specified License Agreements, the “Assumed Contracts”);
(c)    all Seller IP, including the registrations and applications set forth on Schedule 2.1.2(c);
(d)    all Books and Records, including as set forth on Schedule 2.1.2(d);
(e)    all Specified Program Inventory, including as set forth on Schedule 2.1.2(e);
(f)    all Governmental Authorizations necessary for or related to the Transferred Assets, including as set forth on Schedule 2.1.2(f);
(g)    all Regulatory Approvals, including as set forth on Schedule 2.1.2(g);
(h)    all claims, counterclaims, credits, causes of action, choses in action, rights of recovery, and rights of indemnification or setoff against Third Parties and other claims arising out of or relating to the Transferred Assets or the Assumed Liabilities, including under any Insurance Policies (other than claims, counterclaims, defenses, causes of action, rights of recovery, rights of set-off and rights of subrogation against any Third Parties relating to the Excluded Assets or Excluded Liabilities) and all other intangible property rights that relate to the Transferred Assets or the Assumed Liabilities; and
(i)    all goodwill and the going concern value of the Transferred Assets.

2.1.3    Excluded Assets. Purchaser acknowledges that the Transferred Assets shall consist only of those assets described in Section 2.1.2 and all other assets of Seller are excluded (collectively, the “Excluded Assets”), including all of Seller’s right, title and interest to and under the following assets as of the Closing Date:
(a)    [***];
(b)    all cash and cash equivalents of Seller;
(c)    all Contracts other than, subject to Section 4.8, the Assumed Contracts (the “Excluded Contracts”);
(d)    all statements of work, proposals or similar documents executed pursuant to any Contract (including the Assumed Contracts) that are not related to any Specified Program or the Transferred Assets;
(e)    all rights, claims and credits of Seller to the extent relating to any Excluded Asset or any Excluded Liability;
(f)    all minute books and corporate seals, Tax Returns and similar records of Seller and any attorney work product, attorney-client communications and other items protected by attorney-client or similar privilege;
(g)    all rights of Seller relating to Tax prepayments, Tax deposits, Tax refunds, Tax credits, other Tax assets or any other rights relating to the recovery or recoupment of Taxes (including any refunds or rights or claims to refunds of Taxes, Tax deposits, Tax credits or other Tax assets for any Tax period (or portion thereof) ending on the Closing Date to the extent relating to the Transferred Assets);
(h)    except to the extent included in the Transferred Assets, all other properties, assets, goodwill and rights of Seller of whatever kind and nature, real, personal or mixed, tangible or intangible;
(i)    all Employee Plans; and
(j)    the BPX Programs, including the BPX Programs Agreements.
2.1.4    Assumed Liabilities; Excluded Liabilities.
(a)    The term “Assumed Liabilities” means all Liabilities arising after the Closing under or relating to the Assumed Contracts (other than those Liabilities that relate to any failure to perform, improper performance, warranty, or other breach, default or violation of any kind by Seller, any of Seller’s Affiliates or any other Person at any time prior to the Closing).
(b)    Notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary, other than the Assumed Liabilities, Purchaser shall not be the successor to Seller, and Purchaser expressly does not assume and shall not become liable to pay, perform or discharge, any Liability whatsoever of Seller, to the extent arising out of or otherwise relating in any way to the Transferred Assets. All such Liabilities are referred to herein as the “Excluded Liabilities”. Seller shall pay, perform and discharge when due all of the Excluded Liabilities, including:

(i)    any Liabilities to the extent relating to or arising out of the Excluded Assets;
(ii)    any Liabilities to the extent relating to or arising out of the Excluded Contracts;
(iii)    any Liabilities to the extent relating to or arising out of accounts payable (other than the Assumed Liabilities);
(iv)    any Liabilities (including all Legal Proceedings relating to such Liabilities) of Seller to any Person and claims from any Person to the extent relating to or arising out of circumstances existing on or prior to the Closing, including those to the extent relating to or arising out of any product liability, patent infringement, breach of warranty or similar claim for injury to person or property that resulted from the use, operation, ownership or misuse of the Transferred Assets or the operation of the business of Seller to the extent such conduct occurred on or prior to the Closing;
(v)    any Liabilities related to any current or former employees or independent contractors of Seller; and
(vi)    any other Liabilities arising out of the Transferred Assets or the operation of the business of Seller on or prior to the Closing, whether or not any such Liabilities are claimed prior to or after the Closing.
2.2    Purchaser Designation. On or before Closing, Purchaser may designate one or more of its Affiliates to receive title to all or any portion of the Transferred Assets or to assume all or any portion of the Assumed Liabilities by providing written notice to Seller; provided, however, that (a) any such Affiliate remains an Affiliate of Purchaser through the Closing and (b) Purchaser shall continue to be entitled to all of its rights and remedies and shall not be released from any of its duties or obligations under this Agreement as a result of or in connection with any such designation or assignment.
2.3    Consideration. In consideration of the sale, transfer, conveyance, assignment and delivery of the Transferred Assets to Purchaser and Seller’s other covenants and obligations hereunder, at the Closing, upon the terms and subject to the conditions hereof, Purchaser shall (a) pay to Seller, by wire transfer of immediately available funds to an account designated by Seller by delivery of written notice thereof to Purchaser at least two (2) Business Days prior to the Closing, an aggregate amount equal to $8,100,000.00 (the “Purchase Price”) and (b) assume the Assumed Liabilities.
2.4    Closing.
2.4.1    Closing. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall be conducted remotely via the electronic exchange of documents and signatures as soon as practicable following (but in any event no later than two (2) Business Days after) the satisfaction of all conditions (other than those that by their terms are to be satisfied or taken at the Closing) set forth in ARTICLE 6 (or, to the extent permitted by applicable Law, waived by the Party entitled to the benefits thereof), or at such other time as Purchaser and Seller may agree to in writing.
2.4.2    Closing Deliveries.
(a)    At the Closing, Purchaser shall deliver the following to Seller:

(i)    the Purchase Price pursuant to Section 2.3; and
(ii)    each of the Assignment and Bill of Sale, the Patent Assignment and the Trademark Assignment, in each case, duly executed by Purchaser.
(b)    At the Closing, Seller shall deliver the following to Purchaser:
(i)    each of the Assignment and Bill of Sale, the Patent Assignment and the Trademark Assignment, in each case, duly executed by Seller;
(ii)    an Internal Revenue Service Form W-9 duly executed by Seller;
(iii)    a certificate of an authorized officer of Seller, certifying that attached thereto are true and accurate copies of the Stockholder Approval and the resolutions adopted by the Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and
(iv)    a letter agreement between Seller and [***], in form and substance reasonably satisfactory to Purchaser, pursuant to which Seller directs [***] to transfer the assets subject to the Master Services Agreement, dated March 13, 2019, to the Agreement for Long-Term Off-Site Biological Specimen Storage Services between Purchaser and [***], dated July 1, 2016, as amended from time to time.
2.5    Third Party Consents. If the assignment or transfer of any asset included in the Transferred Assets or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset, claim, right or benefit, or, upon assignment or transfer, would in any way adversely affect the rights of Seller or, upon transfer, Purchaser, then Seller shall use its best efforts during the Pre-Closing Period to obtain such consent until such consent is obtained.
ARTICLE 3    REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as of the Execution Date and the Closing Date as follows except as set forth in the confidential Seller Disclosure Schedule (it being understood that each representation and warranty contained in this Section 3.1 is subject to (i) exceptions and disclosures set forth in the part or subpart of the Seller Disclosure Schedule corresponding to the particular Section or subsection in this Section 3.1; and (ii) any exception or disclosure set forth in any other part or subpart of the Seller Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is applicable to qualify such representation and warranty):
3.1.1    Due Organization. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority: (a) to conduct its business in the manner in which its business is currently being conducted and (b) to own and use its assets in the manner in which its assets are currently owned and used. Seller is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have, a Material Adverse Effect.
3.1.2    Authority. Seller has the requisite corporate power and authority to enter into this Agreement and any Ancillary Agreement to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, in each case, subject to the approval and adoption of this Agreement, any Ancillary Agreement to which Seller will be a party, the Acquisition, any other transactions contemplated hereby and thereby and the dissolution of Seller following Closing by the requisite number of stockholders of Seller required to approve the Acquisition pursuant to the DGCL (the “Stockholder Approval”). The execution and delivery of this Agreement and any Ancillary Agreement to which Seller will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions of Seller, in each case, subject to the Stockholder Approval. This Agreement constitutes, and at Closing, each Ancillary Agreement to which Seller will be a party will constitute, the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at Law or in equity. The Board has unanimously approved this Agreement, each Ancillary Agreement to which Seller will be a party, the Acquisition and the other transactions contemplated hereby and thereby and the dissolution of Seller following Closing at meetings duly called and held (or by unanimous written consent).
3.1.3    Good Title; Sufficiency of Assets.
(a)    Other than the Intellectual Property Rights which are covered by Section 3.1.7, (i) Seller has good and marketable title to, or valid Contract rights to, as applicable, all of the Transferred Assets free and clear of all Encumbrances, and has complete and unrestricted power and unqualified right to sell, assign, transfer and deliver to Purchaser, as applicable, the Transferred Assets, (ii) there are no adverse claims of ownership to the Transferred Assets and, Seller has not received any written notice or to Seller’s Knowledge, oral notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Transferred Assets, and (iii) at the Closing, Purchaser will acquire from Seller good and marketable title to, or valid Contract rights to, as applicable, all of the Transferred Assets, free and clear of all Encumbrances (in each case of clauses (i) – (iii) above, other than Permitted Encumbrances).
(b)    Except for the [***] specifically described in Section 2.1.3(a), and any BPX Programs Agreement (if any), the Transferred Assets constitute (i) all of the interests, assets and rights of Seller acquired, conceived, collected, compiled, generated, reduced to practice or otherwise made, used, or required in connection with the Specified Programs as conducted immediately prior to the Closing and (ii) all of the interests, assets and rights of Seller used or held for use in connection with the Specified Programs as conducted immediately prior to the Closing.
(c)    Except for the [***] specifically described in Section 2.1.3(a), and any BPX Programs Agreement (if any), the Transferred Assets are sufficient for the continued conduct of the Specified Programs after the Closing in substantially the same manner as conducted immediately prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Specified Programs as conducted immediately prior to the Closing. None of the Excluded Assets are material to the Specified Programs. As of the Closing, items 1 through 4 of Specified Program Inventory set forth on Schedule 2.1.2(e) shall consist of at least 4,000 non-expired 3 mL vials of Rimiducid, which is a sufficient quantity of

Specified Program Inventory necessary to conduct the executory obligations under the Investigator-Sponsored Clinical Trial Agreements set forth on Schedule 2.1.2(b)-1 for a period of one (1) year following the Closing.
3.1.4    Non-Contravention; Consents.
(a)    Except as set forth on Section 3.1.4(a) of the Seller Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements by Seller or the consummation of the transactions contemplated hereunder or thereunder do not and will not: (i) result in any violation or breach of, or default under (with or without notice or lapse of time, or both), require the consent, notice or other action by any Person under, or give rise to a right of, or result in, termination, amendment, refusal to perform, cancellation, or acceleration of any obligation or to the loss of a benefit under or (ii) result in the creation of any Encumbrance in or upon the Transferred Assets under, (1) Seller’s organizational documents or the Waiver Agreement, (2) any Assumed Contract or any other Contract to which Seller is a party or to which any of the Transferred Assets are subject, (3) any Regulatory Approvals and Governmental Authorizations to which Seller is a party or to which any of the Transferred Assets are subject, or (4) any Law or Governmental Order applicable to Seller or the Transferred Assets, except in the cases of clause (4), where the conflict, violation, breach, default, termination, cancellation, acceleration or creation of an Encumbrance, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to the Transferred Assets or the Assumed Liabilities or that would not reasonably be expected to prevent, materially impede or materially delay the consummation by Seller of the Acquisition.
(b)    Except as set forth in Section 3.1.4(b) of the Seller Disclosure Schedule and as may be required by the Exchange Act, and the DGCL, Seller is not required to give notice to, make any filing with, or obtain any consent from any Person at any time prior to the Closing in connection with the execution and delivery of this Agreement, except where the failure to make, obtain, or receive such filings, notifications, approvals, notices or consents would reasonably be expected to have, a Material Adverse Effect.
3.1.5    Financial Statements. Section 3.1.5 of the Seller Disclosure Schedule consists of: (i) Seller’s unaudited consolidated balance sheet as of June 30, 2023 (the “Latest Balance Sheet”) and the related unaudited consolidated statement of income and cash flows for the six-month period then ended (together with the Latest Balance Sheet, the “Unaudited Financial Statements”) and (ii) Seller’s audited consolidated balance sheet as of December 31, 2022, and the related audited consolidated statements of income, cash flows and members’ equity for the twelve-month period then ended (the “Audited Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”). Except as set forth in Section 3.1.5 of the Seller Disclosure Schedule, the Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial condition of Seller at the dates therein indicated and the results of operations of Seller for the periods therein specified in accordance with GAAP, except (i) as may be indicated in the footnotes to such Financial Statements and (ii) that the Unaudited Financial Statements do not contain footnotes and are subject to normal year-end adjustments.
3.1.6    No Undisclosed Liabilities. Except for liabilities and obligations incurred (a) in connection with this Agreement or the transactions contemplated hereby or (b) reflected or reserved against in the Latest Balance Sheet, including the notes thereto, or (c) in the Ordinary Course of Business since the date of the Latest Balance Sheet, Seller has no Liabilities of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

3.1.7    Intellectual Property.
(a)    Seller exclusively owns, subject to a license listed in Schedule 2.1.2(a), all Seller IP, in each case, free and clear of all Encumbrances (other than Permitted Encumbrances). The Seller IP listed in Schedule 2.1.2(c) is all of the Intellectual Property Rights owned by Seller that (i) are necessary or useful to the Specified Programs, the Transferred Assets, or for the Exploitation thereof or (ii) were acquired, conceived, reduced to practice or otherwise made or used in connection with any Specified Program or otherwise incorporated in any embodiment of any Specified Program. Each such Intellectual Property Right will, immediately subsequent to the Closing, be transferred to and exclusively owned by Purchaser. For the avoidance of doubt, this Section 3.1.7 does not constitute a representation or warranty of Seller relating to infringement, misappropriation or other violation of the Intellectual Property Rights of any Person.
(b)    Except as set forth in Section 3.1.7(b) of the Seller Disclosure Schedule, (i) Seller has not infringed, misappropriated or otherwise violated and is not infringing, misappropriating or otherwise violating the rights of any other Person with regard to Seller’s possession or use of any Seller IP or by the discovery, development, clinical testing, manufacture, distribution, advertising, use, Exploitation or sale by Seller of any Specified Program or Specified Technology, and (ii) to Seller’s Knowledge, no other Person or Persons has infringed, misappropriated or otherwise violated or is or are infringing, misappropriating or otherwise violating the Seller IP.
(c)    Except as set forth in Section 3.1.7(c) of the Seller Disclosure Schedule, no claims against Seller are pending or, to Seller’s Knowledge, threatened with regard to (i) the control or use of any Seller IP; (ii) any actual or potential infringement, misappropriation or unauthorized use of Seller IP; (iii) any actual or potential infringement, misappropriation or unauthorized use of any Third Party’s Intellectual Property Rights with respect to any Seller IP or the Specified Programs; or (iv) the validity or enforceability of any Seller IP.
(d)    All of the Seller IP is in good standing and, to the Seller’s Knowledge, is enforceable and valid. The Patent applications listed in Schedule 2.1.2(c) that are owned by Seller are (and such applications that are otherwise controlled by Seller are, to Seller’s Knowledge) pending and have not been abandoned and have been and continue to be timely prosecuted. All Patents, registered Trademarks and applications therefor owned by Seller that are related to the Specified Programs have been (and all such Patents, registered Trademarks and applications otherwise controlled by Seller have been, to Seller’s Knowledge) duly registered or filed with or issued by each appropriate Governmental Body in the jurisdiction indicated in Schedule 2.1.2(c), all necessary filings, including related necessary affidavits of continuing use have been (or, with respect to licenses, to Seller’s Knowledge have been) timely filed, and all related necessary maintenance fees have been (or, with respect to licenses, to Seller’s Knowledge have been) timely paid to continue all such rights in effect. None of the Patents listed in Schedule 2.1.2(c) that are owned by Seller are unenforceable or, to Seller’s Knowledge, are unpatentable, invalid, or have (and no such Patents that are otherwise controlled by Seller are unpatentable, invalid, unenforceable, or have, to Seller’s Knowledge) expired, been disclaimed, in whole or in part, been declared invalid, in whole or in part, or held to be unenforceable by any Governmental Body. None of the Trademarks or Trademark applications listed in Schedule 2.1.2(c) that are owned by Seller are (and no such Trademarks or Trademark applications that are otherwise controlled by Seller are, to Seller’s Knowledge) involved in or the subject of any ongoing oppositions, cancellations or other proceedings. None of the Patents or Patent applications listed in Schedule 2.1.2(c) that are owned by Seller are (and no such Patents or Patent applications that are otherwise controlled by Seller are, to Seller’s Knowledge) involved in or the subject of any material ongoing interferences, oppositions, reissues, reexaminations or other proceedings, including ex parte (other than ex parte proceedings in connection with such Patent applications) and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency. Each of the Patents and Patent applications listed in Schedule 2.1.2(c) that are owned by Seller properly identifies (and, to Seller’s Knowledge, such Patents and applications otherwise controlled by Seller properly identify) each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Patent is issued or such Patent application is pending. Each inventor named on the Patents and Patent applications listed in Schedule 2.1.2(c) that are owned by Seller has executed (and, to Seller’s Knowledge, such inventors named on such Patents and applications that are otherwise controlled by Seller and material to the Specified Programs have executed) an agreement assigning his, her or its entire right, title and interest in and to such Patent or Patent application, and the inventions embodied and claimed therein, to Seller, or in the case of licensed Patents, to the appropriate owners. To Seller’s Knowledge, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to Seller under such agreement with Seller.
(e)    No current or former director, officer, employee, contractor or consultant of Seller owns any rights in or to any Seller IP. All current and former directors, officers, employees, contractors and consultants of Seller who contributed to the discovery, creation or development of any Seller IP did so (i) within the scope of his or her employment such that it constituted a work made for hire and all Seller IP arising therefrom became the exclusive property of Seller or (ii) pursuant to a written agreement, assigned all of his or her rights in Seller IP to Seller. No current or former directors, officers, employees, contractors or consultants of Seller has made or, to Sellers’ Knowledge, threatened to make any claim or challenge against Seller or any of its Affiliates in connection with their contribution to the discovery, creation or development of any Seller IP.
(f)    Section 3.1.7(f) of the Seller Disclosure Schedule sets forth a complete and accurate list as of the Execution Date of all options, rights, licenses or interests of any kind (i) granted to Seller by any other Person (other than software licenses for commercially available off the shelf software and except pursuant to employee proprietary inventions agreements (or similar employee agreements)) relating to any Seller IP or Intellectual Property Rights licensed to Seller under any Assumed Contract or (ii) granted by Seller to any other Person (including any obligations of such other Person to make any fixed or contingent payments, including royalty payments) relating to any Transferred Asset. All material obligations for payment of monies currently due and payable by Seller and other material obligations in connection with such options, rights, licenses or interests have been satisfied in a timely manner.
(g)    Seller has used its best efforts to make such filings with Governmental Bodies and obtain grants and registrations as may be reasonably necessary to preserve and protect the Seller IP within the U.S.
(h)    Seller has used its best efforts and taken commercially reasonable steps designed to maintain in confidence its trade secrets and other confidential information acquired, conceived, developed, collected, compiled, generated, reduced to practice or otherwise made or used in connection with the Specified Programs or otherwise included in the Seller IP, including requiring all employees or other persons to whom such trade secrets and other confidential information is disclosed to execute written agreements requiring the confidential treatment and non-disclosure of such trade secrets and other confidential information.
(i)    The execution and delivery of this Agreement and the Ancillary Agreements by Seller do not and will not, and the consummation of the Acquisition and compliance by Seller with the provisions of this Agreement and any Ancillary Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any right or obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon or the transfer of, any Seller IP.
3.1.8    Assumed Contracts.
(a)    Except as set forth in Section 3.1.8 of the Seller Disclosure Schedule or any Specified License Agreement or any BPX Programs Agreement, as of the Execution Date, there are no Contracts, other than the Assumed Contracts, (i) to which Seller is bound that were entered into in connection with the Specified Programs or (ii) to which any of the Transferred Assets are subject.
(b)    The Assumed Contracts are legal, valid and binding agreements of Seller and are in full force and effect and are enforceable against Seller and, to Seller’s Knowledge, each other party thereto, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at Law or in equity. Seller has performed all material obligations required to be performed by it to date under the Assumed Contracts, and Seller is not and will not be (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to Seller’s Knowledge, no other party to any Assumed Contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. Seller has not received any written notice, or to Seller’s Knowledge, any oral notice, of intention to terminate any Assumed Contract or of any claim of material breach with respect to the performance obligations under any Assumed Contract. Seller has delivered to, or made available for inspection by, Purchaser a complete and accurate copy of each Assumed Contract (including all executed signature pages, exhibits thereto, and all amendments, waivers or other changes thereto).
3.1.9    Compliance with Laws. The operations of Seller related to the Specified Programs and the Transferred Assets are in material compliance with, and for the past three (3) years, have been in material compliance with, applicable Laws, and during the past three (3) years, Seller has not received any written notices, or to Seller’s Knowledge, any oral notices, of any violation with respect to such Laws, except for failures to be in compliance that individually or in the aggregate has not had or would not reasonably be expected to have a Material Adverse Effect.
3.1.10    Governmental Authorizations. Section 3.1.10 of the Seller Disclosure Schedule sets forth all Governmental Authorizations held by Seller that are necessary or required to enable Seller to conduct the Specified Programs or operate the Transferred Assets as currently being conducted, each such Governmental Authorization is valid and in full force and effect, and Seller is in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance has not had, and would not reasonably be expected to have, a Material Adverse Effect.
3.1.11    Regulatory Matters.
(a)    (i) Section 3.1.11(a) of the Seller Disclosure Schedule sets forth all Regulatory Approvals held by Seller that are necessary or required to enable Seller to conduct the Specified Programs or operate the Transferred Assets in each jurisdiction in which Seller currently operates; (ii) all fees and charges with respect to such Regulatory Approvals have been paid in full and such Regulatory Approvals are valid and in full force and effect; (iii) Seller has made available complete and correct copies of (1) all Regulatory Approvals, (2) all written communications from the FDA or any other Governmental Body relating to Regulatory Approvals or Specified Program Inventory, (3) all information about adverse drug experiences obtained or otherwise received by Seller from any source pertaining to any of the Specified Programs or Transferred Assets, in the United States or outside the United States, and (iv) Seller is in compliance with the terms of all such Regulatory Approvals.
(b)    The business of Seller (including the operation of the Specified Programs) and the Transferred Assets (i) have appropriate internal controls that are reasonably designed to ensure compliance with, the FDCA, Controlled Substance Act and Public Health Service Act. Seller, the Specified Programs, and the Transferred Assets have been and are presently in compliance with and the rules and regulations promulgated pursuant to all such applicable Laws, each as amended from time to time, and (ii) are being conducted in compliance with Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended, or “Stark Law,” 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, as amended, 31U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; the Physician Payments Sunshine Act, 42 U.S.C. §1320a-7g; HIPAA and all applicable implementing regulations, rules, ordinances and Governmental Orders; and any similar state and local statutes, regulations, rules, ordinances and Governmental Orders, and any corresponding State of Texas statutes and applicable implementing regulations that address the subject matter of the foregoing (Sections 3.1.11(b)(i) and (ii) collectively, the “Seller Healthcare Laws”). During the past three (3) years, Seller has not received any written notification or communication from any Regulatory Authority, including the FDA and the Department of Health and Human Services, of noncompliance by, or Liabilities of Seller under, any Seller Healthcare Laws, except where such noncompliance or liability has not had and would not reasonably be expected to have, a Material Adverse Effect, and a copy of each of which has been provided to Purchaser. Seller has timely filed all material reports, data, and other information required to be filed with such Regulatory Authority, commissions, boards, bureaus, and agencies, pursuant to Seller Healthcare Laws, regarding Seller, Specified Programs, and the Transferred Assets.
(c)    All nonclinical and clinical investigations conducted or sponsored by Seller are being conducted in compliance with all applicable Laws administered or issued by the applicable Regulatory Authority, including (i) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials and the protection of human subjects, including without limitation, 21 C.F.R. Parts 11, 50, 54, 56 and 312, (ii) 45 C.F.R. Part 46; (iii) any comparable foreign Laws for any of the foregoing or other Laws (including state, provincial and local requirements) regulating the conduct of nonclinical and clinical investigations and the protection of human subjects, (iv) federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, (iv) the Declaration of the Helsinki on Ethical Principles for Medical Research Involving Human Subjects, adopted by the General Assembly of the World Medical Association and the “ICH Harmonised Tripartite Guideline, Guideline for Good Clinical Practice (CPMP/ICH/135/95)”, and (v) all directions, notices, approvals, and restrictions issued by the relevant institutional review board or ethics board, except, in each case, for such noncompliance that, has not had and would not reasonably be expected to have a Material Adverse Effect.
(d)    During the past three (3) years, (i) Seller has not been the subject of any FDA Form 483 observations, notices of violation, warning letters, untitled letters, clinical holds, civil or criminal proceeding notices, inspection or audit reports from any Regulatory Authority identifying any major non-compliances, subpoenas, investigations, actions, demands or notices relating to any alleged non-compliance, which has had or would reasonably be expected to have, a Material Adverse Effect; (ii) as of the date of this Agreement, Seller has not been aware of any studies, tests, development or trials the results of which reasonably call into question the results of the studies, tests, development and trials conducted by or on behalf of the Seller, and (iii) as of the date of this Agreement, Seller has not received any notices or correspondence from the FDA or any other Regulatory Authority or any institutional review board or comparable authority requiring the termination, suspension, material modification, or other restriction of any studies, tests, preclinical development or clinical trials conducted by or on behalf of the Seller.
(e)    For the past three (3) years, for any filing, submission, notice, or report to the FDA or any other Regulatory Authority, Seller has reported, filed, or submitted a required filing, submission, notice or report in a timely manner. All such filings, submissions, notices and reports were complete and accurate in all material respects on the date filed and, to the extent any material new or additional information was learned or obtained after filing, were corrected in or supplemented by a timely subsequent filing, to the extent required by applicable Laws. Seller has maintained all necessary and appropriate Books and Records required by the FDA or other Regulatory Authority in connection with the Specified Programs or Transferred Assets, which will be delivered to the Buyer at Closing.
(f)    Neither Seller, nor, to Seller’s Knowledge, any officer, employee, or agent of Seller, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement, or committed an act in contravention to the policies of FDA or any other Governmental Authority, in each such case, related to the business of Seller, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Regulatory Authority to invoke any similar policies. Neither Seller, nor, to Seller’s Knowledge, any officer, director, employee, or agent of Seller, has been debarred, suspended, convicted of any crime, or engaged in any conduct that would reasonably be expected to result in (a) debarment under 21 U.S.C. § 335a or any similar Law; or (b) exclusion from participation in any federal health care program under 42 U.S.C. § 1320a-7 or any similar Law. Seller further represents that none of its officers, directors or employees been convicted of a felony under federal law for conduct relating to the development or approval of any drug product, new drug application (NDA), abbreviated new drug application (ANDA), Product License Application (PLA), Establishment License Application (ELA), or Biologics License Application (BLA). Neither Seller, nor, to Seller’s Knowledge, any officer, employee, or agent of Seller has violated the United States Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.
(g)    As of the date of this Agreement, Seller has not received any communication from any Governmental Body, including, but not limited to, the FDA, commercial payor or patient that alleges Seller, Specified Programs or the Transferred Assets are not in compliance with any applicable Law thereto, other than statements of deficiencies from a Governmental Body received in the Ordinary Course of Business.
(h)    With respect to the Transferred Assets and the Specified Programs, Seller is in material compliance with, and at all times has materially complied with, all U.S. export control laws and regulations.
3.1.12    Certain Business Practices. Each of Seller, and to Sellers’ Knowledge, Seller’s employees or other Representatives has not in connection with the Specified Programs (a) used and is not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) made any direct or indirect unlawful payments to any foreign or domestic Government Official; (c) violated and is not violating any Anti-Corruption Laws; (d) established or maintained, and is not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) made, and is not making, any false or fictitious entries on its accounting books and records; (f) made, and is not making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, and has not paid, and is not paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws; and (g) otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer for the purpose of obtaining or retaining business.
3.1.13    Tax Matters.
(a)    (i) Seller has timely and properly filed all Tax Returns required to be filed by it with respect to the Transferred Assets and the Specified Programs, taking into account any extension of time to file granted or obtained on behalf of Seller, (ii) all such Tax Returns are accurate and complete in all material respects, and (iii) Seller has paid all Taxes required to be paid by Seller, with respect to the Transferred Assets and the Specified Programs, whether or not shown on such Tax Returns.
(b)    There are no actual or proposed Tax deficiencies, assessments or adjustments with respect to Seller relating to the Transferred Assets or the Specified Programs, which have not been finally resolved.
(c)    There are no liens for Taxes upon any of the Transferred Assets other than Permitted Encumbrances.
(d)    Notwithstanding any other representation or warranty in this Agreement, (i) the representations and warranties contained in this Section 3.1.13 constitute the sole and exclusive representations and warranties of Seller relating to Taxes, and (ii) no representation or warranty is made regarding any Taxes that may accrue in any taxable period beginning immediately after, but not including, the Closing Date (the “Post-Closing Tax Period”) or any Tax position that Purchaser or its Affiliates may take in respect of any Post-Closing Tax Period.
3.1.14    Insurance. Seller has the insurance of the types and in the amounts set forth in Section 3.1.14 of the Seller Disclosure Schedule (the “Insurance Policies”). The Insurance Policies are in full force and effect and all premiums due and payable under such Insurance Policies have been paid on a timely basis. As of the Execution Date, there is no material claim relating to the Transferred Assets or the Specified Programs pending under Seller’s Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Seller is in compliance in all material respects with the terms of such policies. To Sellers’ Knowledge as of the Execution Date, there is no threatened termination of, or material premium increase with respect to, any of such policies.
3.1.15    Legal Proceedings; Governmental Orders. There is no pending Legal Proceeding or Governmental Order arising out of or related to the Transferred Assets or the Specified Programs and to Sellers’ Knowledge, no Person has threatened to commence any Legal Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby.
3.1.16    Financial Advisor. No broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission,

or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller.
3.1.17    Accuracy of Information Statement. None of the information included in the information statement (such information statement and any amendments thereof or supplement thereto, the “Information Statement”), to be mailed to Seller’s stockholders will, at the date it is first mailed to Seller’s stockholders or at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Seller with respect to statements made therein based on information supplied by Purchaser expressly for inclusion in the Information Statement. The Information Statement will comply as to form in all material respects with the requirements of applicable Law. As of the Execution Date, none of the capital stock of Seller is, and at all times following the Execution Date and prior to the conclusion of the Stockholders Meeting, Seller’s capital stock will not be, registered under Section 12 of the Exchange Act.
3.1.18    No Liquidation, Winding-Up; Creditors.
(a)    In the three (3) years immediately prior to the Execution Date, no Governmental Order has been made or petition presented, or resolution passed for the winding-up or liquidation of Seller, and there is not outstanding (i) any petition or Governmental Order for the winding-up or administration of Seller, (ii) any appointment of a receiver over the whole or part of the undertaking of assets of Seller, (iii) any assignment by Seller for the benefit of its creditors, (iv) any distress or execution or other process levied in respect of Seller which remains undischarged or (v) any unfulfilled or unsatisfied order against Seller. Seller has not been deemed unable to pay its debts within the meaning of applicable Law. The operations of Seller have not been terminated. There are no current or past creditors of Seller to whom any applicable Law requires the delivery of notice or from whom any form of consent is required in conjunction with this Agreement, any Ancillary Agreements to which Seller will be a party or any of the transactions contemplated hereby or thereby to which Seller is a party.
(b)    Seller is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors, nor would the consummation of the transactions contemplated by this Agreement be reasonably expected to give rise to a claim of “fraudulent conveyance” or similar creditors’ claims.
(c)    As of the Closing Date, Seller will pay or make adequate provision for the satisfaction in full of any Excluded Liabilities of Seller under this Agreement. After giving effect to the transactions contemplated by this Agreement, Seller shall not have, as of such time, an unreasonably small amount of capital for the operation of the businesses in which it is proposed to be engaged following such time, shall be able to pay its Liabilities as they mature, and Seller will have assets (calculated at fair market value) that exceed its Liabilities.
3.1.19    Texas Specific Certifications.
(a)    Certification Regarding Boycotting Israel. Pursuant to Chapter 2271, Texas Government Code, Seller represents and warrants that it (i) does not currently boycott Israel and (ii) will not during the Pre-Closing Period boycott Israel.
(b)    Certification Regarding Business with Certain Countries and Organizations. Pursuant to Subchapter F, Chapter 2252, Texas Government Code, Seller represents and warrants that it is not engaged in business with Iran, Sudan, or a foreign terrorist organization. Seller acknowledges that this Agreement may be terminated if this certification is inaccurate.
(c)    Verification Regarding Discrimination Against Firearm Entities or Trade Associations.  Pursuant to Chapter 2274, Texas Government Code (enacted by SB 19, 87th Texas Legislature, Regular Session (2021)), Seller verifies that (i) it does not have a practice, policy, guidance, or directive that discriminates against a firearm entity or firearm trade association and (ii) it will not discriminate during the Pre-Closing Period against a firearm entity or firearm trade association. Seller acknowledges that this Agreement may be terminated if this certification is inaccurate.
(d)    Verification Regarding Boycotting Energy Companies.  Pursuant to Chapter 2274, Texas Government Code (enacted by SB 13, 87th Texas Legislature, Regular Session (2021)), Seller verifies that it (i) does not boycott energy companies and (ii) will not boycott energy companies during the Pre-Closing Period. Seller acknowledges that this Agreement may be terminated if this verification is inaccurate.
(e)    Certification Regarding COVID-19 Vaccination.  Seller represents and warrants that it complies with and is not ineligible to enter into this Agreement under Section 161.0085(c), Texas Health and Safety Code (enacted by SB 968, 87th Texas Legislature, Regular Session (2021)). Seller acknowledges that this Agreement may be terminated if this certification is inaccurate.
(f)    Texas Family Code Child Support Certification. Pursuant to Section 231.006, Texas Family Code, Seller represents and warrants that it is not ineligible to receive the award of or payments under this Agreement. Seller acknowledges that this Agreement may be terminated if this certification is inaccurate.
3.1.20    No Other Representations. Except for the representations and warranties contained in this Section 3.1, neither Seller nor any other Person acting on behalf of Seller has made, makes, or shall be deemed to have made any other express or implied representation or warranty, either written or oral, with respect to Seller or the Acquisition.
3.2    Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as of the Execution Date and the Closing Date as follows:
3.2.1    Status. The University of Texas was established by the Texas Constitution in 1876 and currently consists of nine academic universities and five health institutions, including Purchaser. The UT Board of Regents is the governing body for The University of Texas System.
3.2.2    Authority. Purchaser has full power and authority to enter into this Agreement, each Ancillary Agreement to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which Purchaser will be a party, the performance by Purchaser of its covenants and the consummation of the transactions contemplated hereby and thereby have been duly authorized no additional action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement and any Ancillary Agreement to which it will be a party, the performance by Purchaser of its covenants and obligations hereunder or the consummation by Purchaser of the transactions contemplated hereby and thereby. This Agreement, and each Ancillary Agreement when executed, constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity.
3.2.3    Non-Contravention; Consents. The execution and delivery of this Agreement and each Ancillary Agreement to which Purchaser will be a party and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not cause a violation by Purchaser of any Law or Governmental Order applicable to Purchaser, except for violations and defaults that would not reasonably be expected to materially and adversely impact Purchaser’s ability to consummate the transactions contemplated by this Agreement. Except for approval by the UT Board of Regents, no notice to, filing with, permit of, authorization of, exemption by, or consent of, Governmental Body or other Person is required for Purchaser to consummate the transactions contemplated hereby.
3.2.4    Legal Proceeding. There is no Legal Proceeding pending (or, to the actual knowledge of Purchaser, being threatened) against Purchaser challenging the transactions contemplated hereby.
3.2.5    Financial Capacity. At the Closing, Purchaser will have sufficient funds on hand or other sources of immediately available funds to consummate the transactions contemplated hereby.
3.2.6    Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.
3.2.7    No Other Representations. Except for the representations and warranties contained in this Section 3.2, neither Purchaser nor any other Person acting on behalf of Purchaser has made, makes, or shall be deemed to have made any other express or implied representation or warranty, either written or oral, with respect to Purchaser or the Acquisition.
ARTICLE 4    PRE-CLOSING COVENANTS
4.1    Access and Information. During the period commencing on the Execution Date and ending on the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with ARTICLE 7 (the “Pre-Closing Period”), Seller shall afford Purchaser and its Representatives reasonable access to the Books and Records, and during such period, shall use its best efforts to provide to Purchaser and its Representatives such other information, to the extent that they relate to the Specified Programs or any Transferred Assets or Assumed Liabilities, as Purchaser may reasonably request; provided, however, that Seller may restrict the foregoing access to the extent that in the reasonable judgment of Seller, any Law applicable to Seller, the Specified Programs or any other Transferred Assets requires Seller to so restrict such access; and provided, further, that such access shall not unreasonably disrupt Seller’s operations in the Ordinary Course of Business. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to disclose any information or provide any such access if such disclosure or access could, after Seller determines in good faith after consultation with its outside legal counsel, (i) violate (A) applicable Law (provided, that the Seller shall use its best efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not contravene applicable Law), (B) the fiduciary duty of the Board (provided, that the Board uses its best efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not contravene its fiduciary duties) or (C) any binding agreement entered into prior to the Closing Date (including any confidentiality agreement to which Seller is a party), (ii) jeopardize any attorney/client privilege or other established legal privilege (provided, that Seller shall use its best efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not abrogate such privilege) or (iii) disclose any trade secrets not otherwise related to the Specified Programs or any Transferred Assets.
4.2    Ordinary Course of Business.
4.2.1    During the Pre-Closing Period, except (a) as set forth in Section 4.2 of the Seller Disclosure Schedule or as expressly contemplated by this Agreement, (b) as required by applicable Law, or (c) as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall cause its business and operations related to the Specified Programs and the Transferred Assets to operate in the Ordinary Course of Business.
4.2.2    During the Pre-Closing Period, Seller shall give prompt written notice to Purchaser of (a) the occurrence, or failure to occur, of any event that causes any representation or warranty of Seller contained in this Agreement to be untrue in any material respect and (b) any failure of Seller to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case of the foregoing clauses (a) and (b) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 impossible or materially less likely. Without limiting the generality of the foregoing, during the Pre-Closing Period, except (a) as set forth in Section 4.2 of the Seller Disclosure Schedule or as expressly contemplated by this Agreement (including pursuant to Section 4.2.1), (b) as required by applicable Law, or (c) as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall, in the Ordinary Course of Business:
(a)    comply in all material respects with the terms and conditions of the Assumed Contracts;
(b)    maintain the Transferred Assets in good working order and repair (ordinary wear and tear excepted) consistent with past practice, and pay all Taxes related to the Transferred Assets as and when they become due and payable, except where the validity of any such Tax is being contested in good faith by appropriate proceedings and is reserved on the Financial Statements;
(c)    maintain and safeguard Specified Program Inventory in the Ordinary Course of Business;
(d)     take all actions that will be necessary and appropriate to vest in and render to Purchaser at Closing good and marketable title to all of the Transferred Assets free and clear of all Encumbrances, except Permitted Encumbrances;
(e)    maintain in effect and good standing all Governmental Authorizations and Regulatory Approvals relating to the Transferred Assets;
(f)    comply with all Laws applicable to the Transferred Assets;
(g)    not sell, assign or otherwise transfer or dispose of any Transferred Assets, other than any Pre-Closing Period SLA pursuant to Section 4.7;
(h)    not (i) by action or inaction, abandon, terminate, cancel, forfeit, waive or release any material rights of Seller, in whole or in part, with respect to the Transferred Assets, ordinary wear and tear excepted, or encumber any of the Transferred Assets, other than a

Permitted Encumbrance, or (ii) settle any dispute or threatened dispute with any Governmental Body regarding, arising from or relating to any of the Transferred Assets;
(i)    not amend or terminate any Assumed Contract, other than renewals or extensions of such Assumed Contracts in the Ordinary Course of Business;
(j)    not create, assume or permit to exist any Encumbrance, other than a Permitted Encumbrance, upon any of the Transferred Assets; and
(k)    not terminate its operations or file a certificate of dissolution with the Secretary of State of the State of Delaware or take any action that would prevent or materially impede or delay the consummation by Seller of the transactions contemplated hereby.
4.3    Obligation to Consummate the Transaction
. Each of the Parties agrees that it shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under applicable Law, to consummate and make effective the transactions contemplated by this Agreement and to ensure that the conditions set forth in ARTICLE 6 are satisfied, insofar as such matters are within the control of either of them.
4.4    Approvals. During the Pre-Closing Period, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use their respective best efforts to obtain all necessary consents, approvals, orders, waivers and authorizations of, and actions or nonactions by, any Governmental Body or any third party, and make all necessary registrations, declarations and filings with, and notices to, any Governmental Body. Without limiting the generality of the foregoing, during the Pre-Closing Period, Seller, at its sole cost and expense, shall take all commercially reasonable steps to obtain as promptly as practicable all consents, approvals, orders, waivers and authorizations as necessary for Seller to transfer the Governmental Authorizations and Regulatory Approvals included in the Transferred Assets to Purchaser. Notwithstanding the foregoing, to the extent permitted by Law, the Parties agree to cooperate with each other and to provide such information and communications to each other as may be reasonably requested or to any Governmental Body as may be requested or required in order to facilitate the transfer contemplated above or otherwise necessary to consummate the transactions contemplated hereby. Upon written request, each Party will supply, to the extent permitted by Law, to the other Party copies of all material correspondence, filings or written communications by such Party or its Representatives with any Governmental Body or staff members thereof, with respect to the transactions contemplated by this Agreement.
4.5    Notice of Certain Events.
4.5.1    During the Pre-Closing Period, Seller shall give prompt written notice to Purchaser, but in no event later than two (2) Business Days, following the occurrence of any of the following events: (a) any written notice or other written communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement or that an Assumed Contract has been breached by Seller or Seller is otherwise in default or may not be renewed; (b) any written notice or other written communication from any Governmental Body in connection with the transactions contemplated by this Agreement or with respect to any Governmental Authorization or Regulatory Approvals; (c) any material failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and (d) the commencement or written threat of any Legal Proceeding that concerns or would reasonably be expected to affect the Specified Programs, the Transferred Assets, or Seller’s rights in the same.

4.5.2    During the Pre-Closing Period, each Party shall give prompt written notice to the other Party of any Legal Proceeding in which such Party is involved as a party that concerns and would reasonably be expected to have a Material Adverse Effect or Purchaser Material Adverse Effect, as applicable.
4.6    Stockholder Litigation. During the Pre-Closing Period, Seller shall give Purchaser prompt written notice after Seller or the Board becomes aware of any Legal Proceeding commenced against Seller or the Board (including any director thereof) by any stockholder of Seller (on their own behalf or on behalf of Seller) relating to this Agreement, the Acquisition or the transactions contemplated hereby. Seller shall give Purchaser and its Representatives the right to review and comment on all material filings or responses to be made by Seller in connection with such Legal Proceeding, and the right to consult on the settlement with respect to such Legal Proceeding, and Seller shall in good faith take such comments into account. No such settlement shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent the settlement would not result in the imposition of any restriction on the business or operations of the Transferred Assets or the consummation of the Acquisition. Seller will keep Purchaser reasonably informed with respect to the status of any such Legal Proceeding.
4.7    Pre-Closing Period SLA.
4.7.1    During the Pre-Closing Period, Seller shall have the right to consummate, subject to Purchaser’s approval, such approval not to be unreasonably withheld, conditioned or delayed (a) up to four (4) Specified License Agreements (each, a “Pre-Closing Period SLA”); provided that each such Pre-Closing Period SLA includes at a minimum the terms and conditions described on Schedule 4.7.1.
4.7.2    In connection with the negotiation, execution and delivery of any Pre-Closing Period SLA described in Section 4.7.1, Seller shall (i) keep the Purchaser reasonably informed of the status of any proposal or discussions or negotiations that would reasonably be expected to lead to a Pre-Closing Period SLA, (ii) provide prompt written notice to Purchaser subsequent to agreeing to any written proposal with respect to or that could reasonably be expected to lead to a Pre-Closing Period SLA, which notice shall state the material terms and conditions of such proposal or include an unredacted copy thereof, (iii) provide Purchaser with reasonable time and an opportunity to comment on such written proposal and give reasonable consideration to Purchaser’s comments thereon, and (iv) consult with Purchaser in advance of any discussions, negotiations or material communications in respect of such written proposal.
4.8    Consent to Assignment4.8.1    s. Seller is responsible for obtaining, and shall use its best efforts to obtain, prior to the Closing, any and all consents to assign any of the Contracts set forth on Schedule 2.1.2(b)-1 and all of the Specified License Agreements; provided, however, that notwithstanding anything contained in this Agreement to the contrary (including, if applicable, the waiver by Purchaser at or prior to the Closing of the condition described in Section 6.2.6), none of the Contracts set forth on Schedule 2.1.2(b)-1 and none of the Specified License Agreements shall be deemed to be an Assumed Contract or a Transferred Asset for purposes of this Agreement unless and until the counterparty to such Contract has executed a consent to assignment, substantially in the forms attached hereto as Exhibit E-1 (if a Specified License Agreement), Exhibit E-2 (if a Vendor Contract), and Exhibit E-3 (if an Investigator-Initiated Clinical Trial Agreement) (collectively, the “Consent to Assignments”) pursuant to which such counterparty agrees to the assignment of the Assumed Contract to Purchaser and to amend, modify, and supersede the provisions of such Contract with the terms and conditions set forth in the applicable Consent to Assignment.

ARTICLE 5    ADDITIONAL COVENANTS
5.1    Further Assurances. Each of Seller and Purchaser shall, at any time or from time to time after the Closing, at the request and expense of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request in order to vest in Purchaser all of Seller’s right, title and interest in, to and under the Transferred Assets as contemplated hereby; provided, however, that after the Closing, apart from such customary further assurances, neither Seller nor Purchaser shall have any other obligations except as specifically set forth and described herein.
5.1.1    Following the Closing, if either Purchaser or Seller becomes aware that any of the Transferred Assets have not been transferred to Purchaser or that any of the Excluded Assets have been transferred to Purchaser, the applicable Party shall promptly notify the other Party and the Parties shall, as soon as reasonably practicable, ensure that such assets are transferred, and with any necessary prior Third Party consent or approval, to: (a) Purchaser, in the case of any Transferred Asset which was not transferred at the Closing or (b) Seller, in the case of any Excluded Asset which was transferred at the Closing.
5.1.2    Following the Closing, in the event that any assets, including mail, payment of receivables or other communications, exclusively used in or relating to the Transferred Assets, have not, but should have, been included in the Transferred Assets or conveyed at the Closing (“Omitted Assets”), Seller shall transfer, or cause to be transferred, such Omitted Assets to Purchaser or its designated assignee. Pending such transfer, Seller shall hold such Omitted Assets and provide to Purchaser or its designated assignee all of the benefits (including any amounts paid to Seller or its Affiliates in respect thereof) associated with the ownership thereof, and Seller shall cause such Omitted Assets to be used or retained as may be reasonably instructed by Purchaser.
5.1.3    Following the Closing, in the event that any assets, including mail, payment of receivables or other communications, previously used in or relating to the Excluded Assets, have, but should not have, been included in the Transferred Assets or conveyed at Closing (“Errant Assets”), Purchaser shall transfer, or cause to be transferred, such Errant Assets to Seller or its designated assignee. Pending such transfer, Purchaser shall hold such Errant Assets and provide to Seller or its designated assignee all of the benefits (including any amounts paid to Purchaser or its Affiliates in respect thereof) associated with the ownership thereof, and Purchaser shall cause such Errant Assets to be used or retained as may be reasonably instructed by Seller.
5.2    Publicity. No Party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or any of the transactions contemplated herein or the existence of any arrangement between the Parties, without the prior written consent of the other Party (whether such other Party is named in such publicity, news release or other public announcement or not), except (i) where such publicity, news release or other public announcement is required by applicable Law, including any securities regulation, or any listing or trading agreement concerning its publicly traded securities, or (ii) such publicity, news release or other public announcement is consistent, in all material respects, with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); provided, that, in such events, the Party issuing the same shall be required to consult with the other Party (whether such other Party is named in such publicity, news release or public announcement or not) at a reasonable time prior to its release to allow the other Party to comment thereon and, after its release, shall provide the other Party with a copy thereof. Notwithstanding anything contained in this Section 5.2 to the contrary, Seller acknowledges that Purchaser and its Affiliates strictly adhere to all statutes, court decisions and the opinions of the Texas Attorney General with respect to disclosure of public information under TPIA and the compliance by either Purchaser or its Affiliates of any such statute, court decision or opinions shall not be deemed a breach of this Section 5.2.
5.3    Certain Tax Matters.
5.3.1    Tax Allocation. Seller shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax Returns relating to the Transferred Assets with respect any taxable period ending on or before the Closing Date (the “Pre-Closing Tax Period”). Seller shall be responsible for all Taxes with respect to any Pre-Closing Tax Period and Pre-Closing Straddle Period (as defined below) and remit any such Taxes to the applicable Governmental Body. To determine the Taxes with respect to any period or taxable year beginning before and ending after the Closing (“Straddle Period”) that are allocable to the portion of such Straddle Period ending on and including the Closing (“Pre-Closing Straddle Period”), the Parties shall use a “closing of the books” method with the Pre-Closing Straddle Period ending at the time of the Closing and the other beginning immediately after the Closing, provided that Taxes imposed on a periodic basis (including without limitation personal property Taxes, and similar ad valorem Taxes imposed with respect to the Transferred Assets) shall be allocated on a daily basis.
5.3.2    Sales and Use Tax. The Parties acknowledge that Purchaser is exempt from Texas sales and use Tax pursuant to Section 151.309 of the Texas Tax Code. Seller shall be responsible for property taxes on the Transferred Assets imposed with respect to the period from January 1, 2023, through Closing, as prorated for 2023 in accordance with Section 26.11 of the Texas Tax Code. If the 2023 tax bills associated with the Harris County Appraisal District account for the period prior to Closing are delivered to Purchaser after Closing, Purchaser will timely provide such bills to Seller to allow for timely payment thereof.
5.3.3    Cooperation and Exchange of Information. Following the Closing, Seller and Purchaser shall cooperate with the other Party and shall make available to the other Party and its Representatives, as reasonably requested, in connection with or related to filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or in conducting or responding to any audit or other proceeding in respect of Taxes, such information, records or documents in such Party’s possession relating to Tax liabilities or potential Tax liabilities with respect to the Transferred Assets for all periods, and shall preserve all information, records and documents (to the extent not a part of the Transferred Assets delivered by Seller at Closing) until the earlier of (a) the expiration of any applicable statute of limitations or extensions thereof or (b) the Dissolution Filing Date. Seller and Purchaser will retain all returns, schedules and work papers and all material records or other documents relating thereto, until the earlier of (a) the expiration of the statute of limitations (including extensions) of the taxable years to which such returns and other documents relate and, unless such returns and other documents are offered to the other Party, until the final determination of any payments which may be required in respect of such years under this Agreement or (b) the Dissolution Filing Date. Each Party further agrees, upon request of the other, to use its best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Taxes that could be imposed on either Party or the Transferred Assets (including, without limitation, with respect to the transactions contemplated hereby), including, without limitations, any document that may be required in connection with or related to filing by Seller of any Tax Return or amendment thereto with respect to the Transferred Assets.
5.3.4    Purchase Price Allocation. Within 60 days following the Closing Date, Seller shall prepare, or cause to be prepared, a draft allocation of the portion of the Purchase Price (including, for the avoidance of doubt, any Assumed Liabilities to the extent treated as additional purchase price for Tax purposes) and all other relevant items paid for the assets of the Seller in accordance with Section 1060 of the Code (the “Proposed Tax Allocation”). Seller

will (a) timely provide the Proposed Tax Allocation to Purchaser for its review and comment and (b) consider in good faith any changes to such Proposed Tax Allocation that Purchaser reasonably requests. Purchaser and Seller agree that the allocation of the fair market value of the Purchase Price and other relevant items as finally determined pursuant to this Section 5.3.4, shall be binding on Purchaser and Seller (and their respective Affiliates) for applicable Tax purposes, except as otherwise required by a “determination” as set forth in Section 1313 of the Code (or similar provision of non-U.S. Tax Law). If any taxing authority or other Governmental Body disputes the allocation determined in accordance with this Section 5.3.4, Seller or Purchaser, as the case may be, shall promptly notify the other Parties of the nature of such dispute.
5.4    Control of the Transferred Assets. Purchaser will have no right to control the Specified Programs or any other Transferred Assets prior to the Closing, including that Purchaser will have no right to (a) bind or commit, or to act as an agent, employee or legal representative of Seller or (b) have the power to control the activities and operations of Seller.
5.5    Later Discovered Contracts. Until the Dissolution Filing Date, (i) in the event that there are any Contracts (other than Excluded Contracts) that are exclusively related to the Specified Programs (each, a “Specified Programs Contract”) and were not set forth on Schedule 2.1.2(b)-1 (each, a “Later Discovered Contract”), Seller shall assign to Purchaser such Later Discovered Contract or the applicable rights or obligations under such Later Discovered Contract; provided, that, in each case, Purchaser agrees in writing (in its sole and absolute discretion) to assume such Later Discovered Contract (in whole or in part) and prior to the assignment of such Later Discovered Contract, the counterparty thereto has executed the applicable Consent to Assignment, and (ii) in the event there are any Contracts to which Seller is a party but are not Specified Programs Contracts or relate solely to assets retained by Seller that transferred to Purchaser on the Closing Date, Purchaser agrees to cooperate in assigning to Seller such Contracts or the applicable rights or obligations under such Contracts at the reasonable request of Seller.
5.6    Exclusivity.
5.6.1    No Solicitation or Negotiation. During the Pre-Closing Period, Seller shall not, and Seller shall cause the Board and each of their respective Affiliates and Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations or cooperate in any way not permitted by this Section 5.6 with any Person regarding any proposal the consummation of which would constitute an Acquisition Proposal; (iii) provide any information or data concerning Seller to any Person in connection with any proposal the consummation of which would constitute an Acquisition Proposal; or (iv) approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Seller shall, and Seller shall cause the Board, and each of their respective Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that would reasonably be expected to lead to an Acquisition Proposal, and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Acquisition Proposal.
5.6.2    Notice. Seller shall promptly (and, in any event, within one (1) calendar day) notify Purchaser if (i) any written or other inquiries, proposals or offers with respect to an Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to an Acquisition Proposal are received by Seller, the

Board, or any of their respective Representatives, (ii) any non-public information is requested in connection with any Acquisition Proposal from Seller, the Board, or any of their respective Representatives, or (iii) any discussions or negotiation with respect to or that could reasonably be expected to lead to an Acquisition Proposal are sought to be initiated or continued with Seller, the Board, or any of their respective Representatives, indicating, in connection with such notice, the name of such Person and a summary of the material terms and conditions of any proposals or offers (including of any written requests, proposals or offers, including proposed agreements and other material written communications), and thereafter shall keep Purchaser reasonably informed, on a reasonably current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including by promptly providing copies of any additional requests, proposals or offers, including any drafts of proposed agreements and amendments thereto.
5.6.3    No Change in Recommendation. During the Pre-Closing Period and except as provided in Section 5.6.5, Seller shall not permit the Board and each committee of the Board to (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), the Board Recommendation or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification (each, a “Change in Recommendation”) or (ii) cause or permit the entering into of any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement entered into in compliance with Section 5.6.5(a)) relating to any Acquisition Proposal or requiring Seller (or that would require Seller) to abandon, terminate, or fail to consummate the transactions contemplated by this Agreement (an “Alternative Acquisition Agreement”).
5.6.4    Certain Permitted Disclosure. Nothing contained in this Section 5.6 shall be deemed to prohibit Seller from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal; provided that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the Board Recommendation is affirmed or remains unchanged; provided, further, that this Section 5.6.4 shall not be deemed to permit Seller or the Board (including any committee thereof) to effect a Change in Recommendation, except in accordance with Section 5.6.5.
5.6.5    Fiduciary Exception.
(a)    Notwithstanding anything to the contrary in Section 5.6, prior to the time, but not after, the Stockholder Approval is obtained, Seller may, in response to an unsolicited, written Acquisition Proposal (which Acquisition Proposal was made after the Execution Date) which did not result from a material breach of this Section 5.6, (i) contact the Person or group of Persons making such Acquisition Proposal to clarify the terms and conditions thereof and inform such Person or group of Persons of the terms of Section 5.6, (ii) provide access to non-public information regarding Seller to the Person who made such Acquisition Proposal; provided that such information has previously been made available to Purchaser or is provided to Purchaser substantially concurrently with the making of such information available to such Person and that, prior to furnishing any such material non-public information, Seller receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement’s terms are on Purchaser (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal) and (iii) engage or participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal if, and only if, prior to taking any action described in clause (ii) or (iii) above, Seller has provided prior written notice to Purchaser and the Board determines in good faith after consultation with outside legal counsel that (A) based on the information then available that such Acquisition Proposal constitutes a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.
(b)    Notwithstanding anything to the contrary set forth in Section 5.6.3, following receipt of an unsolicited, written Acquisition Proposal by Seller after the Execution Date that does not otherwise violate the terms of this Section 5.6 and with respect to which Seller has received a written, definitive form of Alternative Acquisition Agreement, and the Board determining in good faith, after consultation with outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal, the Board may, at any time prior to the time the Stockholder Approval is obtained, make a Change in Recommendation with respect to such Superior Proposal, if all of the following conditions are met:
(i)    Seller shall have complied in all material respects with the provisions of this Agreement and shall have (A) provided to Purchaser three (3) Business Days’ prior written notice, which shall state expressly (1) that it has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal), and (3) that, subject to clause (b) below, the Board has determined to hold a meeting at which it intends to effect a Change in Recommendation, and (B) prior to making such a Change in Recommendation, (x) engaged in good faith negotiations with Purchaser (to the extent Purchaser wishes to engage) during such notice period to consider adjustments to the terms and conditions of this Agreement which may be proposed in writing by Purchaser such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal, and (y) in determining whether to make a Change in Recommendation, the Board shall take into account any changes to the terms of this Agreement proposed in writing by Purchaser; and
(ii)    the Board shall have determined, in good faith, after consultation with outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed in writing by Purchaser, such Superior Proposal continues to constitute a Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Change in Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.
(c)    Furthermore, upon the occurrence of any Intervening Event; provided, that such Intervening Event occurs prior to the time the Stockholder Approval is obtained, the Board may make a Change in Recommendation if all of the following conditions are met:
(i)    the Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Board under Delaware Law;
(ii)    Seller shall have (A) provided to Purchaser five (5) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Change in Recommendation, and (2) state expressly that, subject to clause (B) below, the Board has determined to hold a meeting at which it intends to effect a Change in Recommendation and (B) prior to making such a Change in Recommendation, engaged in good faith negotiations with Purchaser (to the extent Purchaser wishes to engage) during such five (5) Business Day period to consider adjustments to the terms and conditions of this Agreement which may be proposed in writing by Purchaser in such a manner that the failure of the Board to make a Change in Recommendation in response to the Intervening Event in accordance with clause (iii) below would no longer be reasonably expected to be a breach of the directors’ fiduciary duties under Delaware Law; and
(iii)    the Board shall have determined in good faith, after consultation with outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed in writing by Purchaser, the failure to make a Change in Recommendation, would be breach the directors’ fiduciary duties under Delaware Law.
5.7    Information Statement; Form 8-K.
5.7.1    Seller will, as soon as practicable following the Execution Date, prepare the Information Statement in connection with the Stockholders Meeting. If at any time prior to receipt of the Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Information Statement, including correcting any information that has become false or misleading in any material respect, Seller will promptly prepare and deliver to its stockholders such an amendment or supplement. Purchaser and its counsel shall be given a reasonable opportunity to review the Information Statement before it is mailed to Seller’s stockholders and Seller shall give due consideration to all reasonable additions, deletions, or changes thereto suggested by Purchaser and its counsel. Subject to the terms and conditions of this Agreement, the Information Statement will include the Board Recommendation.
5.7.2    In connection with the filing of any form 8-K (including any amendments thereof or supplement thereto) with the SEC in connection with this Agreement (a “Form 8-K”), Purchaser and its counsel shall be given a reasonable opportunity to review any Form 8-K before it is filed with the SEC and Seller shall give due consideration to all reasonable additions, deletions, or changes thereto suggested by Purchaser and its counsel. Seller will notify Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to any Form 8-K or for additional information and will supply Purchaser with copies of all correspondence between Seller or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such Form 8-K.
5.8    Stockholders Meeting. Seller will, as soon as practicable following the Execution Date, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) for the purpose of seeking the Stockholder Approval and, will use its best efforts to solicit approval of this Agreement. Seller will schedule the Stockholders Meeting to be held within 30 Business Days of completion of the initial mailing of the Information Statement; provided that Seller may, with the prior consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed, and shall if requested by Purchaser, adjourn or postpone the Stockholders Meeting if Seller or Purchaser, as applicable, believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (x) solicit additional proxies necessary to achieve quorum or obtain the Stockholder Approval at the Stockholders Meeting (including any adjournment or postponement thereof), or (y) distribute any supplement or amendment to the Information Statement that the Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplement or amendment to be reviewed by Seller’s stockholders prior to the Stockholders Meeting (including any adjournment or postponement thereof).
5.9    Bulk Sales. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to Purchaser, it being understood that any Liabilities imposed on Purchaser and arising solely out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.
5.10    Confidentiality. The Parties acknowledges that the information provided or otherwise made available to it in connection with this Agreement, the Acquisition and the other transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing, the Parties further acknowledge and agree that any discussion of this Agreement or the transactions contemplated hereby within and during a meeting of the UT Board of Regents, whether before or after the Execution Date, shall not constitute a breach of this Section 5.10 or the Confidentiality Agreement. Effective upon the Closing Date, the Confidentiality Agreement will terminate with respect to information to the extent relating to the Transferred Assets or the Assumed Liabilities; provided, however, that the Confidentiality Agreement will survive any termination of this Agreement except to the extent terminated as provided above. The foregoing notwithstanding, Seller will hold, and will direct each of its Affiliates and Representatives to hold, in strict confidence from any other Person all confidential and proprietary information and documents relating to the Transferred Assets and the Specified Programs except to the extent that such information is generally available to and known by the public other than as a result of a breach by Seller or its Affiliates or Representatives of the terms of this Agreement or the Confidentiality Agreement. Furthermore, Seller, its Affiliates and Representatives may disclose such confidential and proprietary information to the extent required pursuant to any applicable Law or Governmental Order or by any Governmental Body.
5.11    Regulatory Matters.
5.11.1    Transfer of Regulatory Approvals. At the Closing, Seller shall transfer the exclusive benefit of the Regulatory Approvals to Purchaser free of all Encumbrances on the terms and conditions set forth in this Section 5.11. As soon as practicable following the Closing Date but in any event no later than 20 days after the Closing Date, Seller shall make such notifications, filings, and updates to registrations with applicable Regulatory Authorities as may be necessary to effect the transfer of each of the Regulatory Approvals to Purchaser.
5.11.2    Purchaser Responsibilities. Subject to the provisions of Section 5.11.1, after the Closing Date, Purchaser (on behalf of Seller to the extent required under applicable Law), at its cost, shall be solely responsible (subject to Seller’s obligations set forth in Section 5.11.3 below) and liable for (a) taking all actions, paying all fees and conducting all communication with the appropriate Regulatory Authority required by Law in respect of the Regulatory Approvals including preparing and filing all reports (including adverse drug experience reports) with the appropriate Regulatory Authority; (b) investigating all complaints and reports of adverse drug experiences with respect to the Specified Programs pursuant to such Regulatory Approvals (whether Exploited before or after transfer of such Regulatory Approvals); and (c) fulfilling all other applicable legal and regulatory obligations of a holder of each Regulatory Approval.
5.11.3    Complaints. After the Closing Date, Seller shall notify Purchaser within 24 hours (or such shorter period required by Law) if Seller receives a complaint or a report of an adverse drug experience with respect to the Specified Programs. In addition, Seller shall use its best efforts to assist Purchaser (and Purchaser shall reimburse Seller its reasonable expenses incurred in connection therewith) in connection with the investigation of and response to any complaint or adverse drug experience report related to the Specified Programs to the extent attributable to the period prior to the Closing.

5.11.4    Cooperation. Seller shall cooperate with Purchaser in supplying information or assistance in Purchaser’s fulfillment of its obligations under this Section 5.11.4.
5.12    Texas State Auditor’s Office Audit. Seller shall comply with any audit request or investigation conducted by the Texas State Auditor’s Office pursuant to Section 8.14.
5.13    TPIA. The requirements of Subchapter J of the TPIA may apply to this Agreement and Seller acknowledges that this Agreement may be terminated to the extent permitted by the TPIA if Seller knowingly or intentionally fails to comply with a requirement of Subchapter J of TPIA. Purchaser strictly adheres to all statutes, court decisions and the opinions of the Texas Attorney General with respect to disclosure of public information under and pursuant to TPIA. As required by §§552.002 and 2252.907, Texas Government Code, and at no additional charge to Purchaser, Seller will make any information created or exchanged with Purchaser pursuant to this Agreement (and not otherwise exempt from disclosure under TPIA) available in a format reasonably requested by Purchaser that is accessible by the public. Upon receipt by Purchaser of a request from a Third Party made in accordance with TPIA for any non-public information, Purchaser or the Texas Attorney General shall, to the fullest extent permitted by applicable Law, promptly notify Seller of the request.
5.14    Ethics Matters; No Financial Interest. Seller has read and understands the following: MD Anderson’s Ethics Policy, Conflicts of Interest Policy and Standards of Conduct Guide available at http://www.mdanderson.org/about-us/doing-business/vendors-and-suppliers/index.html and at https://www.mdanderson.org/about-md-anderson/business-legal/conflict-of-interest.html, and applicable state ethics laws and rules at http://www.utsystem.edu/offices/general-counsel/ethics. Seller will not assist or cause Purchaser’s employees to violate its Conflicts of Interest Policy, Standards of Conduct Guide, or applicable state ethics laws or rules. Seller represents and warrants that no member of the UT Board of Regents has a Substantial Interest (as defined in Section 51.923(e) Texas Education Code) in the transaction that is the subject of this Agreement.
ARTICLE 6    CONDITIONS PRECEDENT
6.1    Conditions to Obligations of Purchaser and Seller. The obligations of Purchaser and Seller to complete the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:
6.1.1    No Adverse Law; No Injunction. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Body that prohibits the consummation of all of the transactions contemplated by this Agreement, and no Governmental Order restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby shall be in effect;
6.1.2    Governmental Approvals. All required consents of, notifications to and filings with any Governmental Body shall have been made and any waiting periods applicable to the transactions contemplated hereby pursuant to any applicable Law shall have expired or been terminated; and
6.1.3    Stockholder Approval. The Stockholder Approval shall have been obtained.
6.2    Conditions to Obligations of Purchaser. The obligation of Purchaser to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Purchaser at or prior to the Closing of the following additional conditions:

6.2.1    Representations and Warranties. The representations and warranties of Seller contained in Section 3.1 and in any document, instrument or certificate delivered hereunder shall be true and correct in all respects at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except for breaches of such representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (except for each of the Fundamental Representations of Seller which shall all be true and correct in all respects on and as of the Closing Date);
6.2.2    Covenants. Seller shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date;
6.2.3    No Material Adverse Effect. Since the Execution Date, no Material Adverse Effect shall have occurred that is continuing;
6.2.4    Certificate. Seller shall have delivered to Purchaser a certificate from an authorized officer of Seller certifying that the conditions set forth in Sections 6.2.1 through 6.2.3 have been satisfied; and
6.2.5    Closing Deliveries. Seller shall have delivered to Purchaser, each of the items listed in Section 2.4.2(b).
6.2.6    Required Consents. Seller shall have received a Consent to Assignment for each Contract set forth on Schedule 6.2.6.
6.3    Conditions to Obligations of Seller. The obligation of Seller to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller at or prior to the Closing of the following additional conditions:
6.3.1    Representations and Warranties. The representations and warranties of Purchaser contained in Section 3.2 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except for breaches of such representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect;
6.3.2    Covenants. Purchaser shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date; and
6.3.3    Closing Deliveries. Purchaser shall have delivered to Seller each of the items listed in Section 2.4.2(a).
6.4    Frustration of Closing Conditions. With respect to the conditions to Purchaser’s and Seller’s respective obligations to consummate the transactions contemplated by this Agreement as provided hereunder and each such Party’s right to terminate this Agreement as provided in ARTICLE 7, neither Purchaser nor Seller may rely on the failure of any condition set forth in this ARTICLE 6 to be satisfied if such failure results from or was caused by such Party’s failure to use best efforts to cause such condition to be satisfied.

ARTICLE 7    TERMINATION
7.1    Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, whether before or after the date of the Stockholder Approval, by mutual written consent of Purchaser and Seller.
7.2    Termination by Either Purchaser or Seller. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by either Purchaser or Seller if:
7.2.1    the Closing shall not have occurred on or prior to the six (6) month anniversary of the Execution Date (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.2.1 shall not be available to any Party whose material breach of any provision in this Agreement has been the primary cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated by the End Date.
7.2.2    any Law or Governmental Order restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby shall become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.2.2 shall not be available to any Party whose material breach of any provision in this Agreement has been the primary cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated.
7.3    Termination by Seller. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing by Seller if:
7.3.1    whether before or after the Stockholder Approval is obtained, there has been a material breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that any condition set forth in Section 6.3.1 or Section 6.3.2 would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (a) 30 days following notice to Purchaser from Seller of such breach or failure and (b) the date that is three (3) Business Days prior to the End Date; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.3.1 if Seller is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement; or
7.3.2    at any time prior to the Stockholder Approval being obtained, (a) if the Board authorizes Seller, to the extent permitted by and subject to complying with the terms of Section 5.6.5(b), to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a material breach of this Agreement and (b) concurrently with the termination of this Agreement, Seller, subject to complying with the terms of Section 5.6.5(b), enters into an Alternative Acquisition Agreement providing for a Superior Proposal that did not result from a material breach of this Agreement.
7.4    Termination by Purchaser. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing by Purchaser if:
7.4.1    at any time prior to the Stockholder Approval having been obtained, (a) the Board shall have made a Change in Recommendation, (b) Seller shall have failed to include the Board Recommendation in the Information Statement or (c) Seller shall have materially breached or shall have failed to perform in any material respect its obligations set forth in Section 5.6;
7.4.2    there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that any condition set forth in Section 6.2.1 or Section 6.2.2 would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (a) 30 days following notice to Seller from Purchaser of such breach or failure and (b) the date that is three (3) Business Days prior to the End Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.4.1 if Purchaser is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement; provided, however, that if there has been a breach of the representations and warranties contained in Section 3.1.19 (but excluding subsection (a) thereof), such breach shall not be curable and Purchaser shall have the right to terminate this Agreement; or
7.4.3    the Texas State Legislature fails to appropriate or allot the necessary funds, or the UT Board of Regents fails to allocate the necessary funds to Purchaser in an amount equal to the Purchase Price.
7.5    Notice of Termination. Termination of this Agreement by either Purchaser or Seller shall be by delivery of a written notice to the other. Such notice shall state the termination provision in this Agreement that such terminating Party is claiming provides a basis for termination of this Agreement.
7.6    Effect of Termination7.6.1    . In the event of the termination of this Agreement, this Agreement shall be terminated and have no further effect, and there shall be no Liability hereunder on the part of Seller, Purchaser or any of their respective Affiliates, except that Section 5.2, Section 5.10, Section 7.6, Section 7.7 and ARTICLE 8 shall survive any termination of this Agreement. Nothing in this Section 7.6 shall relieve either Party of Liability for common law fraud, willful misconduct, intentional misrepresentation or any breach of this Agreement prior to the termination hereof.
7.7    Withdrawal of Certain Filings. As soon as practicable following a termination of this Agreement for any reason, but in no event less than 30 days after such termination, Purchaser or Seller shall, to the extent practicable, withdraw all filings, applications and other submissions relating to the transactions contemplated by this Agreement filed or submitted by or on behalf of such Party, any Governmental Body or other Person.
ARTICLE 8    MISCELLANEOUS
8.1    Governing Law, Jurisdiction, Service, Dispute Resolution.
8.1.1    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to any conflicts or choice of Law rule or principle (whether of the State of Texas or any other jurisdiction) that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction and all obligations of the Parties created under the Agreement are performable in Harris County, Texas.
8.1.2    Jurisdiction. Subject to the sovereign immunity of the State of Texas, any lawsuit brought against Purchaser under the Agreement may only be filed in the State District Court in Harris County, Texas. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding

(other than appeals therefrom) arising out of or relating to this Agreement in the State District Court in Harris County, Texas, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
8.1.3    Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 8.4 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.
8.1.4    Dispute Resolution. To the extent that Chapter 2260, Texas Government Code, as it may be amended from time to time (“Chapter 2260”), is applicable to the Agreement and is not preempted by other applicable law, the dispute resolution process provided for in Chapter 2260 and the related rules adopted by the Texas Attorney General pursuant to Chapter 2260 will be used by Purchaser and Seller to attempt to resolve any claim for breach of contract that cannot be resolved in the Ordinary Course of Business. The chief business officer of Purchaser will examine Seller’s claim and any counterclaim and negotiate in an effort to resolve the claims. The Parties specifically agree (a) neither execution of this Agreement by Purchaser nor any other conduct, action or inaction of any representative of Purchaser relating to the Agreement constitutes or is intended to constitute a waiver of Purchaser’s or the state’s sovereign immunity to suit and (b) Purchaser has not waived its right to seek redress in the courts. Any periods set forth in the Agreement for notice and cure of defaults are not waived.
8.2    Survival. Subject to Section 7.6, the representations, warranties and agreements in this Agreement and in any schedule, certificate, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date and continue in full force and effect until the date upon which Seller files a certificate of dissolution with the Secretary of State of the State of Delaware (the “Dissolution Filing Date”). The covenants in this Agreement shall survive the Closing Date and continue in full force and effect until the Dissolution Filing Date, except that the covenants of the Parties which by their terms explicitly contemplate performance at or after the Closing Date shall survive the Closing Date until the earlier of (x) the date upon which such convent is expired, terminated or fully performed, in each case, in accordance with their terms and (y) the Dissolution Filing Date.
8.3    Reliance. Purchaser is not relying, and Purchaser has not relied, on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties expressly set forth in Section 3.1 of this Agreement. Such representations and warranties by Seller constitute the sole and exclusive representations and warranties of Seller in connection with the transactions contemplated hereby and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Seller. In connection with the due diligence investigation of the Transferred Assets by Purchaser and its Affiliates and Representatives, Purchaser and its Affiliates and Representatives have received and may continue to receive after the Execution Date from Seller and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Transferred Assets and the Specified Programs. Purchaser hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that, except in the case of Seller for fraud, Purchaser will have no claim against any of Seller, or any of its Affiliates or Representatives, or any other Person, with respect thereto. Accordingly, Purchaser hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3.1 of this Agreement, neither Seller, nor any of its Affiliates and Representatives has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.
8.4    Notices.
8.4.1    Notice Requirements. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth in Section 8.4.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least ten (10) days’ prior to such address taking effect in accordance with this Section 8.4.
8.4.2    Address for Notice.
If to Seller, to:

Bellicum Pharmaceuticals, Inc.
3730 Kirby Drive, Ste. 1200
Houston, Texas 77098
Attention:     Rick Fair
Email:        [***]
with a copy (which shall not constitute notice) to:

Cooley LLP
4401 Eastgate Mall
San Diego, California 92121
Attention:    Matthew Browne; Rowook Park; and
            Matthew Silverman

Email:     [***]

If to Purchaser, to:

The University of Texas M.D. Anderson Cancer Center
1400 Pressler Street
Houston, Texas 77030
        Attn: Chief Financial Officer
Email: [***]

The University of Texas M.D. Anderson Cancer Center
7007 Bertner Avenue
Houston, Texas 77030
    Attn: Chief Legal Officer
Email: [***]

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
50 Rockefeller Plaza

New York, NY 10020-1605
Attention: Roger J. Griesmeyer
Email: [***]

8.5    No Benefit to Third Parties. Subject to Section 2.2, the covenants and agreements set forth in this Agreement and any Ancillary Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and, they shall not be construed as conferring any rights or remedies of any nature whatsoever under or by reason of this Agreement or any Ancillary Agreement on any other Persons.
8.6    Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available, and the exercise by a Party of any one right or remedy will not preclude the exercise of any other right or remedy, except as expressly set forth herein.
8.7    Expenses. Except as otherwise specified herein, and whether or not the Closing takes place, each Party shall bear any costs and expenses incurred by it with respect to the transactions contemplated herein.
8.8    Assignment. Neither this Agreement nor either Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by either Party without the prior written consent of the other Party shall be void and of no effect; provided, however, that Purchaser may assign or delegate any or all of its rights or obligations hereunder to an Affiliate without the prior written consent of Seller. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.
8.9    Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties.
8.10    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.
8.11    Equitable Relief. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies may not be an adequate remedy for any such damages. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches, or to enforce compliance with, the covenants and obligations of this Agreement or applicable Law and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction.
8.12    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by portable document format (“pdf”, “tif” or “jpg”) or other electronic transmission (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable Law.
8.13    Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Seller Disclosure Schedule, the Confidentiality Agreement, the Ancillary Agreements and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to the transactions contemplated hereby or thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof. In the event of any inconsistency between any such Schedules and Exhibits and this Agreement, the terms of this Agreement shall govern.
8.14    Nature of Purchaser’s Obligations. The Parties agree that any liability or pecuniary obligation of Purchaser arising pursuant to the terms of this Agreement is and shall be subject and subordinate to the timely payment of all debt incurred pursuant to the First Amended and Restated Master Resolution establishing The University of Texas System Revenue Financing System, as amended.
8.15    Payments By Electronic Funds Transfer. §51.012, Texas Education Code, authorizes Purchaser to make payments through electronic funds transfer methods. Seller agrees to accept payments from Purchaser through those methods, including the automated clearing house system (ACH). Seller agrees to provide its banking information to Purchaser in writing on its letterhead signed by an authorized representative of Seller prior to the Closing, and Purchaser will confirm Seller’s banking information. Changes to Seller’s bank information must be communicated to Purchaser in writing at least thirty (30) days before the effective date of the change and must include an IRS Form W-9 signed by an authorized representative of Seller.
8.16    No Binding Arbitration. Pursuant to Texas Government Code §2009.005(c), no provision of this Agreement or any Ancillary Agreement providing for the arbitration of disputes concerning this Agreement or any Ancillary Agreement by the parties hereto or thereto shall be of force and effect.
8.17    Texas State Auditor’s Office. The Texas State Auditor’s Office may conduct an audit or investigation in connection with procurements made by Purchaser as set out in Sections 51.9335(c), 73.115(c) and 74.008(c) of the Texas Education Code. This provision is included in contracts to (a) notify Seller that the State Auditor may require Seller to provide records related to the procurement and (b) to be sure Seller notifies any subcontractors about this information.

8.18    Texas State Agency. PURCHASER IS AN AGENCY OF THE STATE OF TEXAS AND UNDER THE CONSTITUTION AND LAWS OF THE STATE OF TEXAS POSSESSES CERTAIN RIGHTS AND PRIVILEGES, IS SUBJECT TO CERTAIN LIMITATIONS AND RESTRICTIONS, AND ONLY HAS SUCH AUTHORITY AS IS GRANTED TO IT UNDER THE CONSTITUTION AND LAWS OF THE STATE OF TEXAS. NOTHING IN THE AGREEMENT IS INTENDED TO BE, OR WILL BE CONSTRUED AS, A WAIVER OF THE SOVEREIGN IMMUNITY OF THE STATE OF TEXAS OR A PROSPECTIVE WAIVER OR RESTRICTION OF ANY OF THE RIGHTS, REMEDIES, CLAIMS, AND PRIVILEGES OF THE STATE OF TEXAS. MOREOVER, NOTWITHSTANDING THE GENERALITY OR SPECIFICITY OF ANY PROVISION OF THE AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY PROVISION PERTAINING TO INDEMNIFICATION, A CAP ON LIABILITY, A LIMITATION OF DAMAGES, OR A WAIVER OR LIMITATION OF RIGHTS, REMEDIES, REPRESENTATIONS, OR WARRANTIES), THE PROVISIONS OF THE AGREEMENT AS THEY PERTAIN TO PURCHASER ARE ENFORCEABLE ONLY TO THE EXTENT AUTHORIZED BY THE CONSTITUTION AND LAWS OF THE STATE OF TEXAS. ANY PROVISION OF ANY APPLICABLE LAW OR OBLIGATION THAT INVALIDATES OR CONTRAVENES ANY PROVISION OF THE AGREEMENT OR WOULD CAUSE ONE OR BOTH OF THE PARTIES HERETO TO BE IN VIOLATION OF LAW OR OBLIGATION WILL BE DEEMED TO HAVE SUPERSEDED THE TERMS OF THE AGREEMENT. THE PARTIES, HOWEVER, WILL USE REASONABLE EFFORTS TO ACCOMMODATE THE TERMS AND INTENT OF THE AGREEMENT TO THE GREATEST EXTENT POSSIBLE CONSISTENT WITH THE REQUIREMENTS OF THE LAW AND NEGOTIATE IN GOOD FAITH TOWARD AMENDMENT OF THE AGREEMENT IN SUCH RESPECT.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.
Bellicum Pharmaceuticals, Inc.

By: /s/ Richard A. Fair
Name: Richard A. Fair
Title: Principal Executive and Financial Officer

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

The University of Texas M. D. Anderson Cancer Center

By: /s/ Omer Sultan
Name: Omer Sultan
Title: Senior Vice President and Chief Financial Officer

READ AND APPROVED:

By: /s/ Ferran Prat
Name: Ferran Prat, Ph.D., J.D.
Title: Senior Vice President, Research Administration and Industry Relations

Reviewed and Approved by
UTMDACC Legal Services for
UTMDACC Signature:

By: /s/ Jackie Kelso

By: /s/ Robert Abdon